As filed with the Securities and Exchange Commission on November 9, 2005

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM F-10
REGISTRATION STATEMENT
Under
The Securities Act of 1933

_________________

Enterra Energy Trust
(Exact name of Registrant as specified in its charter)

Alberta, Canada	1311	None
(Province or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code)	Identification No.)

26th Floor, 500 – 4th Avenue S.W.
Calgary, Alberta T2P 2V6
Canada
(403) 263-0262

(Address and telephone number of Registrant’s principal executive offices)

DL Services, Inc.
U.S. Bank Centre
1420 Fifth Avenue, Suite 3400
Seattle, WA 98101-4010
(206) 903-8800

(Name, address (including zip code) and telephone number (including area code)
of agent for service in the United States)

_________________

Copies to:

Marcia Johnston Enterra Energy Trust 26th Floor, 500 - 4th Avenue S.W. Calgary, Alberta Canada T2P 2V6 (403) 263-0262	Jeffrey E. Dyck Gowling Lafleur Henderson LLP 1400 Scotia Centre 700 -2nd Street S.W. Calgary, Alberta Canada T2P 4V5 (403) 298-1000	Kimberley R. Anderson Dorsey & Whitney LLP 1420 Fifth Avenue Suite 3400 Seattle, WA 98101 (206) 903-8803

_________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

Province of Alberta, Canada
(Principal jurisdiction regulating this offering)

_________________

        It is proposed that this filing shall become effective (check appropriate box):

A.	Upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	At some future date (check the appropriate box below).
1.	Pursuant to Rule 467(b) on __________ (date) at __________ (time) (designate a time not sooner than seven calendar days after filing).
2.	Pursuant to Rule 467(b) on __________ (date) at __________ (time) (designate a time not sooner than seven calendar days after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on __________ (date).
3.	Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.	After the filing of the next amendment to this form (if preliminary material is being filed).

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Trust Units(2)

Trust Unit Purchase Contracts(3)

Warrants(4)

Units(5)
	$ 500,000,000	$ 58,850

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant. In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $500,000,000.

(2)	Subject to Footnote (1), there are being registered hereunder an indeterminate principal amount of Trust Units as may be sold from time to time by the Registrant. There is also being registered hereunder an indeterminate principal amount of Trust Units as may be issuable upon the exercise of Trust Unit Purchase Contracts or Warrants, registered hereby. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement will cover such indeterminate number of Trust Units of the Registrant that may be issued in respect of unit splits, unit dividends and similar transactions.

(3)	Subject to Footnote (1), there are being registered hereunder an indeterminate number of Trust Unit Purchase Contracts as may be sold from time to time by the Registrant.

(4)	Subject to Footnote (1), there are being registered hereunder an indeterminate number of Warrants as may be sold from time to time by the Registrant. There are also being registered hereunder an indeterminate number of Trust Units as may be issuable upon the exercise of the Warrants registered hereby.

(5)	Subject to Footnote (1), there are being registered hereunder an indeterminate number of Units as may be sold from time to time by the Registrant. There are also being registered hereunder an indeterminate number of Trust Units as may be issuable upon the exercise of the Units registered hereby.

_________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

AMENDED PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue and Secondary Offering	Subject to completion November 7, 2005

ENTERRA ENERGY TRUST
Trust Units
Purchase Contracts
Warrants
Units
US$500,000,000

We may from time to time offer trust units (“Trust Units”), purchase contracts, warrants, units or other securities of the Trust (collectively, the “Securities”) in one or more offerings up to an aggregate offering price of US$500,000,000 (or its equivalent in Canadian dollars or any other currency used to denominate the Securities) during the 25-month period that this short form base shelf prospectus (this “Prospectus”), including any amendments hereto, remains effective. The holders of outstanding Securities may also offer and sell Securities pursuant to this Prospectus.

The Securities may be offered at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement (a “Prospectus Supplement”).

The specific terms of any Securities offered will be described in a Prospectus Supplement including, where applicable: (i) in the case of Trust Units, the number of Trust Units offered, the offering price and any other specific terms; (ii) in the case of purchase contracts, the designation, number and terms of the Trust Units to be purchased under the purchase contract, any procedures that will result in the adjustment of these numbers, the purchase price and purchase date or dates of the Trust Units, any requirements of the purchaser to secure its obligations under the purchase contract and any other specific terms; (iii) in the case of warrants, the designation, number and terms of the Trust Units purchasable upon exercise of the warrants, any procedures that will result in the adjustment of these numbers, the exercise price dates and periods of exercise, and the currency in which the warrants are issued and any other specific terms; and (iv) in the case of units, the terms of the component securities and any other specific terms. The Prospectus Supplement may also include specific variable terms pertaining to the Securities that are not within the alternatives and parameters described in this Prospectus. In the case of outstanding Securities being offered and sold for the account of the holder thereof, the holder will be identified in the Prospectus Supplement.

All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. A Prospectus Supplement containing the specific terms of any offered Securities and other information relating to the offered Securities will be delivered to prospective purchasers of such offered Securities, together with this Prospectus, and will be deemed to be incorporated by reference into this Prospectus for the purpose of securities legislation as of the date of such Prospectus Supplement and only for the purpose of the offering of such offered Securities to which the Prospectus Supplement pertains.

We have filed an undertaking with each of the securities regulatory authorities in the Canadian Offering Jurisdictions that we will not distribute stock purchase contracts or units that, at the time of distribution, are novel specified derivatives or novel asset-backed securities, without pre-clearing with the applicable regulator(s) the disclosure to be contained in the Prospectus Supplement pertaining to the distribution of such Securities.

Our outstanding Trust Units are listed and posted for trading on the Toronto Stock Exchange (“TSX”) under the symbol “ENT.UN” and the NASDAQ National Market (“NASDAQ”) under the symbol “EENC”. The closing prices of the Trust Units on the TSX and NASDAQ on November 4, 2005 were Cdn$26.91 and US$22.77, respectively.

Investing in our Securities involves risks. It is important for an investor to consider the particular risk factors that may affect the oil and gas industry, and, therefore, the stability of our distributions to holders of Trust Units. Please see the information under the heading “Risk Factors” beginning on page 16 of this Prospectus and under the headings “Description of the Business of the Trust – Risk Management and Marketing”, “Industry Conditions” and “Legal Proceedings” in our renewal annual information form dated May 30, 2005 that is incorporated in part by reference herein for a description of these risks. These sections also describe our assessment of those risk factors, as well as the potential consequences to an investor if a risk should occur.

These Securities have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed on the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offence.

We are permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this Prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. We prepare our financial statements in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) and are subject to Canadian auditing and auditor independence standards. They may not be comparable to financial statements of United States companies or trusts.

Purchasing, holding or disposing of any of the Securities may subject you to tax consequences both in the United States and Canada. This Prospectus or any applicable Prospectus Supplement may not describe these tax consequences fully. You should read the tax discussion in any applicable Prospectus Supplement.

An investor’s ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because we are organized under the laws of the Province of Alberta, Canada, a majority of our administrator’s directors and executive officers and some or all of the experts named in this Prospectus are residents of Canada, and a significant portion of our assets and all or a significant portion of the assets of such persons are located outside the United States.

The Securities may be sold to or through underwriters or dealers, to one or more other purchasers directly or through agents. See “Plan of Distribution”. A Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the sale of any Securities, and will set forth the terms of the offering of such Securities, including, to the extent applicable, the offering price, the proceeds to us, the number of Securities, if any, to be purchased by underwriters, the underwriting discounts or commissions, and any other discounts or concessions to be allowed or reallowed to dealers. Unless otherwise specified in a Prospectus Supplement, the offering is subject to approval of certain legal matters on our behalf by Gowling Lafleur Henderson LLP, Calgary, Alberta.

The Trust Units are not “deposits” within the meaning of the Canada Deposit Insurance Corporation Act and are not insured under the provisions of that Act or any other legislation. Furthermore, the Trust is not a trust company and, accordingly, is not registered under any trust and loan company legislation, as it does not carry on or intend to carry on the business of a trust company.

No registered securities broker or dealer in Canada or the United States has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

– ii –

ABBREVIATIONS AND DEFINITIONS

In this short form prospectus, the abbreviations and terms set forth below have the following meanings:

“ABCA” means the Business Corporations Act (Alberta), as amended, including the regulations promulgated thereunder;

“Administration Agreement” means the Administration Agreement dated September 27, 2004 between Enterra and the Trustee;

“AIF” means the amended renewal annual information form of the Trust dated May 30, 2005 for the year ended December 31, 2004;

“Board” or “Board of Directors” means the board of directors of Enterra or its successors;

“Business Day” means a day, other than a Saturday, Sunday or holiday, in Calgary, Alberta;

“Canadian Offering Jurisdictions” means the provinces of British Columbia, Alberta, Saskatchewan and Ontario;

“Committed Equity Financing Facility” means the US$100,000,000 committed equity financing facility established pursuant to the Kingsbridge Purchase Agreement and the exercise of the Kingsbridge Warrant;

“Enterra” means Enterra Energy Corp., a corporation incorporated under the ABCA and the administrator of the Trust;

“GAAP” means Canadian generally accepted accounting principles;

“Information Circular” means the information circular – proxy statement of the Trust dated April 29, 2005 relating to the annual and special meeting of the Unitholders held on June 7, 2005, other than the sections entitled “Report of Compensation Committee”, “Trust Performance Graph” and “Corporate Governance”;

“Kingsbridge” means Kingsbridge Capital Limited a corporation incorporated under the laws of the British Virgin Islands;

“Kingsbridge Purchase Agreement” means the Trust Unit Purchase Agreement dated April 22, 2005 between Kingsbridge and the Trust, as amended by the Amendment dated July 6, 2005 between Kingsbridge and the Trust;

“Kingsbridge Warrant” means the warrant issued to Kingsbridge in connection with the Kingsbridge Purchase Agreement, which warrant entitles Kingsbridge to purchase 301,000 Trust Units at a price of US$25.77 per Trust Unit, subject to adjustment, and is exercisable from April 22, 2005 to April 22, 2008;

“MJDS” means the multi-jurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States;

“MRRS Order” means the MRRS Decision Document issued on October 12, 2005, In the Matter of the Securities Legislation of Alberta, Saskatchewan and Ontario and In the Matter of the Mutual Reliance Review System for Exemptive Relief Applications and In the Matter of Enterra Energy Trust and In the Matter of Kingsbridge Capital Limited;

“NASD” means the National Association of Securities Dealers, Inc.;

“NASDAQ” means the NASDAQ National Market;

“Prospectus” or “this Prospectus” means this short form base shelf prospectus;

“Prospectus Supplement” means a supplement to this Prospectus describing the specific terms of each offering of Securities under this Prospectus;

“Registration Statement” means a registration statement on Form F-10 filed by the Trust with the SEC of which this Prospectus forms a part;

“SEC” means the United States Securities and Exchange Commission;

“Securities” means, collectively, Trust Units, purchase contracts, warrants, units and other securities issued by the Trust;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“Trust”, “we”, “our” or “us” means Enterra Energy Trust, an unincorporated open-ended investment trust organized under the laws of the Province of Alberta, together with its direct and indirect subsidiaries and partnerships;

“Trust Indenture” means the Trust Indenture between Enterra and the Trustee dated October 24, 2003;

“Trust Units” means the trust units of the Trust as constituted at the date of this Prospectus;

“Trustee” means Olympia Trust Company, trustee of the Trust and registrar and transfer agent of the Trust Units;

“TSX” means the Toronto Stock Exchange;

“Unitholders” means the holders of Trust Units;

“US Exchange Act” means the United States Securities Exchange Act of 1934, as amended; and

“US Securities Act” means the United States Securities Act of 1933, as amended.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from Investor Relations, Enterra Energy Trust at Suite 2600, 500 — 4th Avenue S.W., Calgary, Alberta, T2P 2V6, phone (403) 263-0262. These documents are also available through the internet on SEDAR, which can be accessed at www.sedar.com.

The following documents of the Trust and its subsidiaries filed with various securities commissions or similar authorities in the provinces of Canada, are specifically incorporated by reference into and form an integral part of this Prospectus, provided that such documents are not incorporated by reference to the extent that their contents are modified or superseded by a statement contained in this Prospectus or in any other subsequently filed document that is also incorporated by reference into this Prospectus:

(a)	the AIF (excluding the Trust’s Business Acquisition Report dated October 22, 2004 incorporated by reference on page 8 of the AIF);

(b)	the Information Circular;

(c)	the amended audited consolidated financial statements of the Trust as at and for the financial year ended December 31, 2004 (including the comparative financial statements for 2003 and 2002 contained therein), together with the notes thereto and the auditors’ reports thereon filed on the

Trust’s page at the SEDAR website on November 7, 2005, which were amended to comply with EIC 151 in respect to non-controlling interests;

(d)	the amended management’s discussion and analysis of financial condition and results of operations for the annual comparative financial statements referred to in paragraph (c) above filed on the Trust’s page at the SEDAR website on November 7, 2005;

(e)	the unaudited consolidated financial statements of the Trust as at and for the six months ended June 30, 2005 (including the comparative financial statements contained therein), together with the notes thereto respecting such time and period;

(f)	the management’s discussion and analysis of financial condition and results of operations for the interim comparative financial statements referred to in paragraph (e) above;

(g)	the restated audited consolidated financial statements of High Point Resources Inc. as at and for the financial years ended December 31, 2004, 2003 and 2002, together with the notes thereto and the auditors’ reports thereon, filed on High Point Resources Inc.'s page on the SEDAR website on November 7, 2005;

(h)	the unaudited consolidated financial statements of High Point Resources Inc. as at and for the six months ended June 30, 2005, (including the comparative financial statements contained therein) together with the notes thereto respecting such time and period;

(i)	the audited consolidated financial statements of Rocky Mountain Energy Corp. as at and for the financial year ended January 31, 2004 (excluding the comparative financial statements contained therein), together with the notes thereto and the auditors’ report thereon;

(j)	the revised unaudited consolidated financial statements of Rocky Mountain Energy Corp. as at and for the six months ended July 31, 2004 (excluding the comparative financial statements contained therein), together with the notes thereto respecting such time and period;

(k)	the unaudited pro forma consolidated balance sheet of the Trust as at June 30, 2005, the unaudited pro forma consolidated statement of earnings for the Trust for the six months ended June 30, 2005 and the year ended December 31, 2004, together with the notes thereto and the compilation report thereon, all of which were filed on the Trust’s page at the SEDAR website as a “Material Document” on November 7, 2005;

(l)	the material change report of the Trust dated February 10, 2005 with respect to (i) agreements entered into with JED Oil Inc. and JMG Exploration, Inc., (ii) the approval of a joint trading policy applicable to service providers to the Trust, JED Oil Inc. and JMG Exploration, Inc., and (iii) the filing of a statement of claim against three former officers;

(m)	the material change report of the Trust dated March 1, 2005 with respect to the entering into of a letter of intent for the acquisition of Rocky Mountain Gas, Inc.;

(n)	the material change report of the Trust dated April 29, 2005 with respect to the Kingsbridge Purchase Agreement;

(o)	the material change report of the Trust dated June 8, 2005 with respect to the Arrangement and the appointment of a management company and a new Chief Executive Officer and a new Chief Financial Officer;

(p)	the material change report of the Trust dated August 24, 2005 with respect to the completion of the Arrangement;

(q)	the statement of reserves data and other oil and gas information of High Point Resources Inc. presented on pages 11 to 28 of High Point Resources Inc.‘s renewal annual information form dated March 21, 2005 for the year ended December 31, 2004; and

(r)	the recent developments disclosure of High Point Resources Inc. presented on pages 50 to 54 of High Point Resources Inc.‘s information circular and proxy statement dated July 18, 2005 relating to the special meeting of shareholders held on August 16, 2005.

Any annual information form, material change reports (excluding confidential material change reports), comparative annual financial statements (together with the notes thereto and auditors’ reports thereon) and management’s discussion and analysis of financial condition and results of operations with respect thereto, comparative interim financial statements and management’s discussion and analysis of financial condition and results of operations with respect thereto, and information circulars (excluding those portions that are not required pursuant to Canadian Securities Administrators’ National Instrument 44-101 Short Form Prospectus Distributions to be incorporated by reference herein) filed by us with the securities commissions or similar authorities in the Canadian Offering Jurisdictions subsequent to the date of this Prospectus and before the termination of the offering are deemed to be incorporated by reference in this Prospectus. The Report on the Differences between Generally Accepted Accounting Principles in Canada and the United States of America with respect to the financial statements listed as item (k) above has been furnished on a Form 6–K on November 8, 2005 and is incorporated herein by reference. In addition, to the extent that any document or information incorporated by reference into this prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished to the SEC after the date of this prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. In addition, any report filed by us with the SEC pursuant to section 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934 after the date of this prospectus until the termination of this distribution shall be deemed to be incorporated by reference into the registration statement of which this prospectus forms a part, if and to the extent expressly provided in such report.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute or be deemed to constitute a part of this Prospectus, except as so modified or superseded.

Upon a new renewal annual information form and the related annual financial statements and management’s discussion and analysis of financial condition and results of operations being filed by us with the applicable securities regulatory authorities during the currency of this Prospectus, the previous annual information form, the previous annual financial statements and all interim financial statements and their associated management’s discussion and analysis, material change reports and information circulars filed prior to the commencement of our financial year in which the new renewal annual information form was filed shall be deemed no longer to be incorporated into this Prospectus for purposes of future offerings of the Securities hereunder.

A Prospectus Supplement containing the specific terms applicable to the issuance of the Securities, including the number of Securities offered, the offering price of such Securities and other information relating to such issuance, will be delivered to purchasers of such Securities together with this Prospectus and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement solely for the purposes of the offering of such Securities covered by that Prospectus Supplement.

We filed with the SEC a Registration Statement on Form F-10 relating to the Securities and of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in such Registration Statement, certain items of which are contained in the exhibits to the Registration Statement as permitted or required by the rules and regulations of the SEC. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance, reference is made to the exhibit for a more complete description of the relevant matter, each such statement being qualified in its entirety by such reference. Items of information omitted from this Prospectus but contained in the Registration Statement may be inspected and copied at the public reference facilities maintained at the office of the SEC described below.

We are subject to the information requirements of the US Exchange Act and in accordance therewith file or furnish reports and other information with or to the SEC. As a foreign private issuer, such reports and other information may be prepared in accordance with the disclosure requirements of the provinces of Canada, which requirements are different from those of the United States. As a foreign private issuer, we are exempt from the rules under the US Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short swing profit recovery provisions contained in section 16 of the US Exchange Act. The reports and other information filed by us with the SEC can be inspected and copied at the public reference facilities maintained by the SEC. Such reports and other information may be inspected without charge, and copied upon payment of prescribed fees, at the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Our filings are also available electronically at no charge from the SEC’s Electronic Document Gathering and Retrieval System, which is commonly known by the acronym EDGAR and which may be accessed at www.sec.gov.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this Prospectus constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, section 21E of the US Exchange Act, and section 27A of the US Securities Act. Such statements represent our internal projections, expectations or beliefs concerning, among other things, future operating results and various components thereof, or our future economic performance. The use of any of the words “anticipate”, “believe” “continue”, “estimate”, “expect” “intends”, “may”, “will”, “plans” “project”, “should”, “suggest”, “target”, “objective” and similar expressions are intended to identify forward-looking statements. These statements are based on our current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. The Trust believes the expectations reflected in those forward-looking statements are reasonable but no assurance can be given that these expectations will prove to be correct and such forward-looking statements included in, or incorporated by reference into, this Prospectus should not be unduly relied upon. These statements speak only as of the date of this Prospectus or as of the date specified in the documents incorporated by reference in this Prospectus, as the case may be.

In particular, this Prospectus, and the documents incorporated by reference herein, contain forward-looking statements pertaining to the following, among other matters:

•	the performance characteristics of Enterra’s oil and natural gas properties;
•	oil and natural gas production levels;
•	the size of the oil and natural gas reserves;
•	projections of market prices and costs and the related sensitivity of distributions;
•	supply and demand for oil and natural gas;
•	expectations regarding the ability to raise capital and to continually add to reserves through acquisitions and development;
•	expectations as to the effect of acquisitions and the performance of acquired businesses;
•	treatment under governmental regulatory regimes and tax laws; and
•	capital expenditure programs.

Statements relating to “reserves” or “resources” are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the resources and reserves described can be profitably produced in the future.

The actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below:

•	volatility in market prices for oil and natural gas;
•	changes in currency exchange rates between the Canadian dollar and the US dollar and other currencies;

•	liabilities inherent in oil and gas operations;
•	uncertainties associated with estimating oil and natural gas reserves;
•	competition for, among other things, capital, acquisitions of reserves, undeveloped lands and skilled personnel;
•	incorrect assessments of the value of acquisitions;
•	geological, technical, drilling and processing problems;
•	fluctuations in foreign exchange or interest rates and stock market volatility;
•	changes in income tax laws or changes in tax laws and incentive programs relating to the oil and gas industry and income trusts; and
•	the other factors discussed under "Risk Factors" in this Prospectus and in the documents incorporated by reference herein.

Readers are cautioned that the foregoing lists of factors are not exhaustive. The forward-looking statements contained in this Prospectus and the documents incorporated by reference herein are expressly qualified by this cautionary statement. We disclaim any obligation or intention to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All references are to Canadian dollars unless otherwise stated.

NON-GAAP MEASURES

In this Prospectus, and in the documents incorporated by reference herein, the Trust uses the terms “cash flow from operations”, “cash flow from operations per unit”, “earnings from operations”, “payout ratio” and “net backs” as indicators of financial performance and to facilitate comparative analysis. These measures are not measures recognized by Canadian GAAP and do not have a standardized meaning prescribed by GAAP. Therefore, these measures, as defined by the Trust (see Enterra’s management discussion and analysis for the definitions of these terms), may not be comparable to similar measures presented by other issuers. Investors are cautioned that cash flow from operations, and cash flow from operations per unit, should not be construed as an alternative to net earnings, cash flow from operating activities, or other measures of financial performance calculated in accordance with GAAP. The Trust considers cash flow from operations, a key measure of performance, as it demonstrates the Trust’s ability to generate the cash flow necessary to fund future distributions and capital investments. The Trust also considers “net backs” a key measure, as it indicates the performance of the crude oil and natural gas assets. Cash flow cannot be assured and future distributions may vary.

ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

We are an unincorporated open-ended investment trust, organized under the laws of the Province of Alberta. A significant portion of our assets are located in Canada and a majority of our directors and executive officers and the experts named in this Prospectus are residents of Canada. As a result, it may be difficult for an investor to effect service within the United States upon us or upon such directors, executive officers and experts. Execution by United States courts of any judgment obtained against us, any of our directors or executive officers or any experts named in this Prospectus in United States courts may be limited to the assets of such persons located in the United States.

ENTERRA ENERGY TRUST

We are an open-ended unincorporated investment trust governed by the laws of the Province of Alberta and created pursuant to the Trust Indenture. Our head and principal office is located at 2600, 500 – 4th Avenue S.W., Calgary, Alberta, T2P 2V6.

As a result of the completion of a plan of arrangement involving the Trust, Enterra Energy Corp. (“Old Enterra”), Enterra Acquisition Corp. and Enterra Energy Commercial Trust on November 25, 2003, former holders of common shares of Old Enterra received two Trust Units or two exchangeable shares of Enterra Acquisition Corp., in accordance with the elections made by such holders, and Old Enterra became a wholly-owned subsidiary of the

Trust. Old Enterra was subsequently amalgamated with Enterra Acquisition Corp., Big Horn Resources Ltd. and Enterra Sask. Ltd. to form Enterra.

The principal undertaking of the Trust is to issue Trust Units and to acquire and hold debt instruments and other interests. The direct and indirect wholly-owned subsidiaries of the Trust carry on the business of acquiring and holding interests in petroleum and natural gas properties and assets related thereto. See “Description of the Business of the Trust – General” in the AIF.

The Trustee has been appointed as trustee under the Trust Indenture. The beneficiaries of the Trust are holders of the outstanding Trust Units. The principal and head office of the Trustee is located at 2300, 125 – 9th Avenue S.E., Calgary, Alberta T2G 0P6.

SIGNIFICANT ACQUISITIONS

A subsidiary of the Trust completed the acquisition of Rocky Mountain Energy Corp. on September 29, 2004. Certain financial statements of Rocky Mountain Energy Corp. are incorporated herein by reference. See “Documents Incorporated by Reference”.

A subsidiary of the Trust completed the acquisition of High Point Resources Inc. on August 17, 2005. The consideration for the acquisition of all of the High Point Resources Inc. shares was 7,490,898 Trust Units and 1,407,177 Exchangeable Shares. Certain financial statements, reserve data and oil and gas information of High Point Resources Inc. are incorporated herein by reference. See “Documents Incorporated by Reference”.

The unaudited pro forma financial statements of the Trust are incorporated herein by reference. See "Documents Incorporated by Reference".

USE OF PROCEEDS

Except as otherwise set forth in a Prospectus Supplement, the net proceeds to us from the sale of the Securities will be used for general corporate purposes. A Prospectus Supplement will contain specific information about the use of proceeds from the sale of the Securities under that Prospectus Supplement. We may from time to time issue securities otherwise than through the issue of Securities pursuant to this Prospectus. We will not receive any proceeds from any sale of Trust Units by any selling Unitholder. See “Selling Unitholders”.

DESCRIPTION OF TRUST UNITS

An unlimited number of Trust Units may be created and issued pursuant to the Trust Indenture. Each Trust Unit entitles the holder thereof to one vote at any meeting of Unitholders and represents an equal fractional undivided beneficial interest in any distribution from the Trust (whether of net income, net realized capital gains or other amounts) and in any net assets of the Trust in the event of termination or winding-up of the Trust. All Trust Units shall rank among themselves equally and rateably without discrimination, preference or priority. Each Trust Unit is transferable, subject to compliance with applicable securities laws, is not subject to any conversion or pre-emptive rights and entitles the holder thereof to require the Trust to redeem any or all of the Trust Units held by such holder.

The Trust Indenture provides that Trust Units and rights, warrants, special warrants or other securities to purchase, to convert into or to exchange into Trust Units, may be created, issued, sold and delivered on such terms and conditions and at such time or times as the Trustee, on the recommendation of the Board of Directors, may determine. The Trust Indenture also provides that Enterra, as administrator of the Trust, may authorize the creation and issuance of debentures, notes and other evidences of indebtedness of the Trust, which debentures, notes or other evidences of indebtedness may be created and issued from time to time on such terms and conditions, to such persons and for such consideration as Enterra may determine.

Cash distributions are made on a monthly basis to Unitholders based upon the Trust’s cash flow. The Trust’s primary sources of cash flow are payments from Enterra and other subsidiaries pursuant to payments of interest on the principal amount of promissory notes. In addition to such amounts, prepayments in respect of principal on the promissory notes may be made from time to time to the Trust before their maturity.

For additional information respecting the Trust Units, including information respecting Unitholders’ limited liability, the redemption right attached to the Trust Units, meetings of Unitholders, exchangeable shares and amendments to the Trust Indenture, see “Additional Information Respecting the Trust” on pages 33 through 41 of the AIF.

The Trust Units do not represent a traditional investment and should not be viewed by investors as “shares” in either Enterra or the Trust. Holders of Trust Units do not have the statutory rights normally associated with ownership of shares of a corporation, including, for example, the right to bring “oppression” or “derivative” actions. The market price of the Trust Units will be sensitive to, among other things, the anticipated distributable income from the Trust and the ability to effect long term growth in the value of the Trust, as well as a variety of market conditions, including, but not limited to, interest rates, commodity prices and the ability of the Trust to acquire additional assets. Changes in market conditions may adversely affect the trading price of the Trust Units. See “Risk Factors”.

DISTRIBUTION ON TRUST UNITS

Our distributions are highly dependent on commodity prices, primarily the price of crude oil. We mitigate this risk by hedging some of our oil production. A detailed schedule of our hedging history and current position is set forth under “Description of the Business of the Trust – Risk Management and Marketing – Commodity Price Risk” in the AIF.

Although the payout ratio will vary significantly from month to month, our objective is to pay to Unitholders approximately 80% of the Trust’s cash provided by operating activities, prior to changes in non-cash working capital items, over the long term. For the three and six months ended June 30, 2005, Unitholders were paid approximately 122% and 104% respectively, of the Trust’s cash provided by operating activities, prior to changes in non-cash working capital items, due to the impact of temporary reduction in production volumes as well as a $1.6 million bonus for fiscal 2004 that was paid in the second quarter of 2005. We believe the recent acquisition of High Point Resources Inc. will provide us with substantial additional cash provided by operating activities, prior to changes in non-cash working capital items, and will aid in the ongoing fulfillment of our cash distribution intentions.

We currently have set the level of monthly cash distributions at US$0.17 per Trust Unit. However, the availability of cash flows for the payment of distributions will at all times be dependent upon a number of factors, including resource prices, production rates and reserve growth, and the Board cannot assure you that cash flows will be available for distribution to Unitholders in the amounts anticipated or at all. See “Risk Factors”.

The following table sets forth the amount of monthly cash distributions paid per Trust Unit by the Trust since its creation:

Distribution per Trust Unit (US$)
December 2003(1)	$0.10
January 2004	$0.10
February 2004	$0.10
March 2004	$0.11
April 2004	$0.11
May 2004	$0.11
June 2004	$0.12
July 2004	$0.12
August 2004	$0.12
September 2004	$0.13
October 2004	$0.13
November 2004	$0.13
December 2004	$0.14
January 2005	$0.14
February 2005	$0.14
March 2005	$0.15
April 2005	$0.15
May 2005	$0.15
June 2005	$0.16
July 2005	$0.16
August 2005	$0.16
September 2005	$0.17
October 2005	$0.17

Note:

(1)	This distribution was the first cash distribution of the Trust following its creation.

The Trust makes cash distributions on the 15th day of each month (or the first business day thereafter) to Unitholders of record on the immediately preceding distribution record date.

A return on an investment in the Trust is not comparable to the return on an investment in a fixed-income security. The recovery of an initial investment in the Trust is at risk and the anticipated return on such investment is based on many performance assumptions. Although the Trust intends to make distributions of its available cash to holders of Trust Units, these cash distributions may be reduced or suspended. The actual amount distributed will depend on numerous factors, including the financial performance of the subsidiaries of the Trust, debt obligations, working capital requirements and future capital requirements. In addition, the market value of the Trust Units may decline if the Trust is unable to meet its cash distribution targets in the future, and that decline may be material. Cash distributions by the Trust to Unitholders are not guaranteed.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of our Trust Units at a future date or dates. The price per Trust Unit may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

The applicable Prospectus Supplement may contain, where applicable, the following information about the purchase contracts issued under it:

•	the number of Trust Units or the method of determining that number;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery or by reference or linkage to the value, performance or level of our Trust Units;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered or global form.

The applicable Prospectus Supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable Prospectus Supplement do not purport to be complete and are subject to and are qualified in their entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts. Trust Units issuable pursuant to purchase contracts also may be qualified by the Prospectus and any Prospectus Supplement filed with respect to purchase contracts will describe the extent to which Trust Units issuable pursuant to the purchase contracts are so qualified or registered.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase Trust Units. We may issue warrants independently or together with other securities, and warrants sold with other securities may be attached to or separate from the other securities. Warrants will be issued under one or more warrant agreements between us and the warrant holder(s) or a warrant agent that we will name in the Prospectus Supplement. Trust Units issuable upon the exercise of warrants also may be qualified by the Prospectus and registered pursuant to the Registration Statement, and any Prospectus Supplement filed with respect to warrants will describe the extent to which Trust Units issuable upon the exercise of the warrants are so qualified or registered.

Selected provisions of the warrants and the warrant agreements are summarized below. This summary is not complete. The statements made in this Prospectus relating to any warrant agreement and warrants to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable warrant agreement.

The Prospectus Supplement relating to any warrants we offer will describe the warrants and include specific terms relating to the offering. The Prospectus Supplement may include some or all of the following:

•	the title or designation of the warrants;

•	the aggregate number of warrants offered;

•	the designation and number of the Trust Units or other securities purchasable upon exercise of the warrants, and procedures that will result in the adjustment of those numbers;

•	the exercise price and currency of the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	any minimum or maximum number of warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other terms of the warrants.

Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the Prospectus Supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

Modifications

We may amend the warrant agreements and the warrants without the consent of the holders of the warrants to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provisions, or in any other manner that will not materially and adversely affect the interests of holders of outstanding warrants.

Enforceability

The warrant agent, if any, of warrants will act solely as our agent and will not have any duty or responsibility if we default under the warrant agreements or warrant certificates. A warrant holder may, without the consent of the warrant agent, enforce by appropriate legal action on its own behalf the holder’s right to exercise the holder’s warrants.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other Securities described in this Prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each Security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included Security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

The applicable Prospectus Supplement may describe:

•	the designation and terms of the units and of the Securities comprising the units, including whether and under what circumstances those Securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the Securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

The applicable Prospectus Supplement will describe the terms of any units. The preceding description and any description of units in the applicable Prospectus Supplement do not purport to be complete and are subject to and are qualified in their entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

CERTAIN INCOME TAX CONSIDERATIONS

Owning any of the Securities may subject you to tax consequences both in Canada and the United States. Although the applicable Prospectus Supplement will describe certain Canadian and United States federal income tax consequences of the acquisition, ownership and disposition of any Securities offered under this Prospectus by an initial investor, the Prospectus Supplement may not describe these tax consequences fully. You should consult your own tax advisor with respect to your particular circumstances.

PRICE RANGE AND TRADING VOLUME

The outstanding Trust Units are traded on the TSX under the trading symbol “ENT.UN” and on the NASDAQ under the symbol “EENC”. The following table sets forth the price range and trading volume of the Trust Units as reported by the TSX and the NASDAQ for the periods indicated.

	TSX			NASDAQ

	High ($)	Low ($)	Volume (000's)	High (US$)	Low (US$)	Volume (000's)

January 2004	17.25	13.01	236	12.59	10.10	5,901
February	17.80	15.74	270	13.40	11.65	4,446
March	21.00	17.00	138	16.19	12.69	5,670
April	20.70	16.05	139	15.90	11.02	6,123
May	17.58	15.50	45	12.88	11.21	2,975
June	19.10	15.57	91	14.19	11.51	3,088
July	18.99	17.11	17	13.60	12.65	1,651
August	18.60	17.53	426	14.10	13.28	2,259
September	19.08	16.81	302	15.04	13.15	4,284
October	21.49	17.64	187	17.33	14.06	7,380
November	22.88	18.87	149	18.99	15.53	4,684
December	24.00	19.36	202	19.47	16.19	4,176
January 2005	23.65	21.94	41	19.19	17.60	2,132
February	26.80	22.03	983	21.60	17.61	4,917
March	25.14	21.80	165	20.72	18.00	6,205
April	28.84	24.46	215	24.40	20.00	6,746
May	27.73	23.01	447	22.49	18.50	5,829
June	29.34	23.85	928	24.00	19.00	89,437
July	32.32	29.30	609	26.57	23.57	7,542
August	30.37	23.85	1,564	25.20	19.80	12,250
September	29.03	22.50	1,589	24.99	19.04	12,912
October	28.79	25.00	302	24.84	21.33	5,359
November 1 to 4	27.31	26.55	33	23.25	22.66	520

The closing prices of the Trust Units on the TSX and NASDAQ on November 4, 2005 were Cdn$26.91 and US$22.77, respectively.

THE COMMITTED EQUITY FINANCING FACILITY

On April 22, 2005, we entered into the Committed Equity Financing Facility with Kingsbridge, pursuant to which Kingsbridge committed, subject to certain significant limitations and conditions precedent, to purchase up to US$100 million of our Trust Units. Until April 22, 2007, we may, from time to time, at our sole discretion and subject to various limitations and conditions precedent that we must satisfy, require Kingsbridge to purchase newly-issued Trust Units at a price that is 92% of the volume weighted average of the price of our Trust Units for each of the 15 trading days following our election to draw down on the Committed Equity Financing Facility.

As part of this arrangement, we issued the Kingsbridge Warrant. The exercise price of the Kingsbridge Warrant is adjusted downward by the amount of distributions on the Trust Units while the Kingsbridge Warrant is exercisable but unexercised, to a minimum exercise price of US$21.55 per Trust Unit. The Kingsbridge Warrant also has a cashless exercise feature.

We will exercise our right to draw down the Committed Equity Financing Facility, if and to the extent available, at such times as we deem appropriate.

We can elect to sell Trust Units in amounts up to a maximum of 4% of our market capitalization at the time of the election, provided that in no event can a single election exceed US$25 million. We may not issue more than 3,440,000 Trust Units pursuant to the Committed Equity Financing Facility during the next twelve months. For each election to sell Trust Units to Kingsbridge, we will select the lowest threshold price at which our Trust Units may be sold, but the threshold price cannot be lower than US$11.04 per Trust Unit. In addition, we may not sell any Trust Units with respect to any day in the 15-day pricing period in which the price at which Trust Units would be sold under the facility is less than 85% of the volume weighted average trading price during the previous five trading days.

We also may not require Kingsbridge to purchase our Trust Units under the Committed Equity Financing Facility if on each settlement date such purchase would result in Kingsbridge beneficially owning more than 9.9% of our Trust Units. The 9.9% beneficial ownership limitation is determined on, and based on the amount of our Trust Units outstanding on, each settlement date. As the number of Trust Units outstanding on each settlement date increases, Kingsbridge may be required to purchase more Trust Units during a draw down period than would have been apparent on the date that we sent the draw down notice to Kingsbridge. This 9.9% limit includes only Trust Units purchased pursuant to the Committed Equity Financing Facility, Trust Units we may issue as liquidated damages, and Trust Units upon exercise of the Kingsbridge Warrant. There is no restriction on Kingsbridge’s acquisition of Trust Units from other sources, so Kingsbridge may beneficially own more than 9.9% of our Trust Units at any one time. We do not have any agreement with Kingsbridge regarding the distribution of the Trust Units it may purchase under the Committed Equity Financing Facility, although Kingsbridge has indicated that it intends to promptly sell any Trust Units it receives under the Committed Equity Financing Facility. Depending on the price of our Trust Units, the 9.9% limit could limit Kingsbridge’s obligation to purchase the full US$100 million commitment.

For the initial draw down from the Committed Equity Financing Facility, we will deliver to Kingsbridge an estimated number of Trust Units on the first trading day of the draw down period based on the assumed discount purchase price for the first three trading day period, or settlement period, of the initial draw down period. Once the actual discount purchase price for the first settlement period is determined, the number of Trust Units issued to Kingsbridge will be adjusted through the issuance of additional Trust Units or the reduction in the number of Trust Units delivered for the second settlement period. An estimated number of Trust Units will also be delivered on the second trading day of the fourth settlement period of the initial draw down period.

We cannot predict the number of Trust Units that will be issued pursuant to the Committed Equity Financing Facility, in part because the purchase price of the Trust Units will fluctuate based on prevailing market conditions and we have not determined the total dollar amount of Trust Units we will elect to sell. During the 15 trading day draw down period, Kingsbridge is permitted to sell the Trust Units to be issued with respect to each trading day once the discount purchase price for such day (and therefore the number of Trust Units to be purchased for such day) is determined. These permitted sales during a draw down period may cause the volume weighted average price of our Trust Units to decline on immediately subsequent days, resulting in the sale of additional Trust Units to Kingsbridge on immediately subsequent days for the same monetary proceeds to us. The further sale of Trust Units priced on those immediately subsequent days could then cause further price declines, resulting in the sale of increasing numbers of Trust Units for the same monetary proceeds on later days as the draw down period progresses.

The issuance of our Trust Units under the Committed Equity Financing Facility will have no effect on the rights or privileges of existing Unitholders except that the economic and voting interests of each Unitholder will be diluted as a result of such issuance. Although the number of Trust Units that Unitholders presently own will not decrease, such Trust Units will represent a smaller percentage of our total Trust Units that will be outstanding after such events. If we satisfy the conditions that allow us to draw down the entire US$100 million available under the Committed Equity Financing Facility, and we choose to do so, then generally, as the market price of our Trust Units decreases, the number of Trust Units we will have to issue upon each draw down on the Committed Equity Financing Facility will increase. Drawing down upon the Committed Equity

Financing Facility when the price of Trust Units is decreasing will have an additional dilutive effect to the ownership percentage of current Unitholders and may result in additional downward pressure on the price of our Trust Units.

The following is a summary of the material conditions that must be met before Kingsbridge is obligated to buy any of our Trust Units pursuant to a draw down, none of which are within the control of Kingsbridge.

•	Each of the representations and warranties we made in the Kingsbridge Purchase Agreement must be true and correct in all material respects as of the draw down exercise date and each settlement date as though made at that time. One of the representations provides that no material and adverse event or series of events has or have occurred affecting our business, operations, properties or financial condition.

•	We must have complied in all material respects with our obligations under the Kingsbridge Purchase Agreement and the related registration rights agreement.

•	We must have complied with applicable laws in connection with the execution, delivery and performance of the Kingsbridge Purchase Agreement.

•	We must continue to qualify as a mutual fund trust under the Income Tax Act (Canada).

•	The Registration Statement must be effective and available for use by Kingsbridge.

•	We cannot have knowledge of any event more likely than not to cause the Registration Statement to be unavailable to Kingsbridge during the 15-day draw down period.

•	Trading in our Trust Units must not have been suspended by the SEC, NASDAQ or the NASD, and trading in securities generally on the NASDAQ must not have been suspended or limited.

•	No statute, rule, regulation or injunction can have been enacted, entered, promulgated or endorsed by any court or governmental authority that prohibits the consummation of any of the transactions contemplated by the Kingsbridge Purchase Agreement.

•	No proceeding before any arbitrator or governmental authority can have been commenced, and no investigation can have been threatened, against us seeking to enjoin, prevent or change the transactions contemplated by the Kingsbridge Purchase Agreement.

•	The number of Trust Units beneficially owned by Kingsbridge, which includes Trust Units that may be issued upon exercise of the Kingsbridge Warrant and in payment of liquidated damages, together with those Trust Units that we propose to sell to Kingsbridge in connection with a draw down, cannot exceed 9.9% of the total amount of our Trust Units that would be outstanding on each settlement date during a draw down period. This 9.9% limit does not apply to any Trust Units that Kingsbridge may purchase other than through the Kingsbridge Purchase Agreement.

•	We must have sufficient Trust Units registered under the Registration Statement to issue and sell such Trust Units in accordance with the applicable draw down notice.

•	The Kingsbridge Warrant must have been executed, delivered and issued to Kingsbridge and we must not be in default under the provisions of the Kingsbridge Warrant.

•	Kingsbridge must have received an opinion of our legal counsel that is reasonably satisfactory to Kingsbridge and its legal counsel.

During the two-year term of the proposed Committed Equity Financing Facility, without the prior written consent of Kingsbridge, we are prohibited from issuing securities that are, or may become, convertible or exchangeable into Trust Units where the purchase, conversion or exchange price for such Trust Units is determined using a floating or otherwise adjustable discount to the market price of the Trust Units (including pursuant to an equity line or other financing that is substantially similar to an equity line with an investor other than Kingsbridge).

We also entered into a registration rights agreement with Kingsbridge in connection with the Committed Equity Financing Facility. As contemplated by the registration rights agreement, we have filed a Registration Statement, of which this Prospectus is a part, with the SEC relating to the resale by Kingsbridge of Trust Units purchased under the Kingsbridge Purchase Agreement or issued to Kingsbridge as a result of the exercise of the Kingsbridge Warrant. In addition, we are including in the Registration Statement, of which this Prospectus is a part, any Trust Units that we may issue in payment of liquidated damages in the event that a Registration Statement is not available for the resale of Securities purchased by Kingsbridge under the Committed Equity Financing Facility. The effectiveness of the Registration Statement is a condition precedent to our ability to sell Trust Units to Kingsbridge under the Kingsbridge Purchase Agreement.

During the term of the Committed Equity Financing Facility, Kingsbridge and its affiliates are prohibited from entering into any hedging transaction or engaging in any short selling with respect to our Trust Units, other than the sale of the Trust Units to be purchased with respect to each trading day during a draw down period once the purchase price and number of Trust Units for such trading day have been determined, even though such determination will occur up to five trading days before we are required to settle such purchase of Trust Units. If Kingsbridge elects to make these permitted sales, it will settle these sale positions after it receives the Trust Units from us in accordance with the terms of Kingsbridge’s agreements with its resale brokers. Sales by Kingsbridge of Trust Units purchased from us in a draw down could cause a significant downward pressure on the price of our Trust Units, which could encourage short sales by third parties. See “Risk Factors”. Such short sales could place additional downward pressure on the price of our Trust Units by increasing the number of Trust Units being sold, which could contribute to the further decline of the price of our Trust Units.

The terms of the Committed Equity Financing Facility require us to pay liquidated damages in the event that a Registration Statement under the US Securities Act is not available for the resale of Securities purchased by Kingsbridge under the Committed Equity Financing Facility. Except for certain permitted periods of ineffectiveness described below, we are obligated to pay to Kingsbridge an amount equal to the number of Trust Units purchased under the Committed Equity Financing Facility and held by Kingsbridge at the date the Registration Statement becomes unavailable, multiplied by any positive difference in price between the volume weighted average price on the trading day prior to such period of unavailability and the volume weighted average price on the first trading day after the period of unavailability. We may pay liquidated damages in cash or by issuing Trust Units.

We are permitted to suspend the availability of the Registration Statement for resale of the Trust Units purchased by Kingsbridge if there is material undisclosed information then existing or if we intend to file another Registration Statement with the SEC. However, we are permitted to suspend the use of the Registration Statement for only up to 30 days, and no more than six times in any 12-month period. If we exercise this right of suspension within 15 trading days following any settlement date for the purchase of our Trust Units under the Committed Equity Financing Facility, we must pay to Kingsbridge as liquidated damages a percentage of the decline in value, if any, of Trust Units purchased during the most recent draw down period and held by Kingsbridge, as follows: 75% if such notice of suspension is delivered prior to the fifth trading day after a settlement date, 50% if such notice of suspension is delivered on or after the fifth trading day but before the 10th trading day after a settlement date and 25% if such notice of suspension is delivered on or after the 10th and prior to the 15th trading day after a settlement date. We may, in lieu of paying such amounts, offer to repurchase the Securities held by Kingsbridge for a price equal to the volume weighted average price on the trading day prior to such period of ineffectiveness. We may also elect to pay such amounts in Trust Units valued at the market value on the first trading day after such permitted suspension ends.

We have agreed to reimburse Kingsbridge for reasonable attorneys’ fees and expenses incurred by Kingsbridge in connection with entry into and amendments to our agreements with Kingsbridge, the filing of the registration statement with the SEC and any actions by Kingsbridge to enforce its agreements. We have also agreed to pay Kingsbridge all reasonable due diligence expenses it incurs during the term of the Kingsbridge Purchase Agreement, up to US$12,500 per calendar quarter.

We have agreed to indemnify Kingsbridge and its partners, affiliates, directors, officers, employees, agents and controlling persons against damages arising out of misstatements or omissions or alleged misstatements or omissions of material fact in the Registration Statement or any prospectus used by Kingsbridge in connection with the resale of Trust Units, or arising out of any breaches by us of any representation, warranty, covenant or agreement contained in our agreements with Kingsbridge.

RISK FACTORS

Set out below are risk factors that prospective investors should consider in addition to the specific risks described in the information contained in the Prospectus Supplement relating to that offering or in other documents incorporated by reference herein. See “Description of the Business of the Trust – Risk Management and Marketing”, “Industry Conditions” and “Legal Proceedings” in the AIF. If any event arising from these risks occurs, our business, prospects, financial condition, results of operations or cash flows could be materially adversely affected. Additional risks and uncertainties not currently known to us, or that we currently deem immaterial, may also materially adversely affect our business.

Our results of operations and financial condition are dependent on the prices received for our oil and natural gas production.

Oil and natural gas prices have fluctuated widely during recent years and are subject to fluctuations in response to relatively minor changes in supply, demand, market uncertainty and other factors that are beyond our control. These factors include, but are not limited to, worldwide political instability, foreign supply of oil and natural gas, the level of consumer product demand, government regulations and taxes, the price and availability of alternative fuels and the overall economic environment. Any decline in crude oil or natural gas prices may have a material adverse effect on our operations, financial condition, borrowing ability, reserves and the level of expenditures for the development of oil and natural gas reserves. Any resulting decline in our cash flow could reduce distributions.

We use financial derivative instruments and other hedging mechanisms to try to limit a portion of the adverse effects resulting from changes in natural gas and oil commodity prices. To the extent we hedge our commodity price exposure, we forego the benefits we would otherwise experience if commodity prices were to increase. In addition, our commodity hedging activities could expose us to losses. Such losses could occur under various circumstances, including where the other party to a hedge does not perform its obligations under the hedge agreement, the hedge is imperfect or our hedging policies and procedures are not followed. Furthermore, we cannot guarantee that such hedging transactions will fully offset the risks of changes in commodities prices.

In addition, we regularly assess the carrying value of our assets in accordance with Canadian generally accepted accounting principles under the full cost method. If oil and natural gas prices become depressed or decline, the carrying value of our assets could be subject to downward revision.

An increase in operating costs or a decline in our production level could have a material adverse effect on our results of operations and financial condition and, therefore, could reduce distributions to Unitholders as well as affect the market price of the Trust Units.

Higher operating costs for our underlying properties will directly decrease the amount of cash flow received by the Trust and, therefore, may reduce distributions to our Unitholders. Electricity, chemicals, supplies, reclamation and abandonment and labour costs are a few of the operating costs that are susceptible to material fluctuation.

The level of production from our existing properties may decline at rates greater than anticipated due to unforeseen circumstances, many of which are beyond our control. A significant decline in our production could result in materially lower revenues and cash flow and, therefore, could reduce the amount available for distributions to Unitholders.

Distributions may be reduced during periods in which we make capital expenditures or debt repayments using cash flow, which could also affect the market price of our Trust Units.

To the extent that we use cash flow to finance acquisitions, development costs and other significant expenditures, the net cash flow that the Trust receives that is available for distribution to Unitholders will be reduced. Hence, the timing and amount of capital expenditures may affect the amount of net cash flow received by the Trust and, as a consequence, the amount of cash available to distribute to Unitholders. Therefore, distributions may be reduced, or even eliminated, at times when significant capital or other expenditures are made.

The board of directors of Enterra, the principal operating subsidiary of the Trust, has the discretion to determine the extent to which cash flow from Enterra will be allocated to the payment of debt service charges as well as the repayment of outstanding debt, including under our credit facility. As a consequence, the amount of funds retained by Enterra to pay debt service charges or reduce debt will reduce the amount of cash available for distribution to Unitholders during those periods in which funds are so retained.

A decline in our ability to market our oil and natural gas production could have a material adverse effect on production levels or on the price that we received for our production, which in turn, could reduce distributions to Unitholders as well as affect the market price of our Trust Units.

Our business depends in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. Canadian federal and provincial, as well as United States federal and state, regulation of oil and gas production, processing and transportation, tax and energy policies, general economic conditions, and changes in supply and demand could adversely affect our ability to produce and market oil and natural gas. If market factors change and inhibit the marketing of our production, overall production or realized prices may decline, which could reduce distributions to our Unitholders.

Fluctuations in foreign currency exchange rates could adversely affect our business, and could affect the market price of our Trust Units as well as distributions to Unitholders.

The price that we receive for a majority of our oil and natural gas is based on United States dollar denominated benchmarks, and therefore the price that we receive in Canadian dollars is affected by the exchange rate between the two currencies. A material increase in the value of the Canadian dollar relative to the United States dollar may negatively impact net production revenue by decreasing the Canadian dollars received for a given United States dollar price. We could be subject to unfavourable price changes to the extent that we have engaged, or in the future engage, in risk management activities related to foreign exchange rates, through entry into forward foreign exchange contracts or otherwise.

If we are unable to acquire additional reserves, the value of our Trust Units and distributions to Unitholders may decline.

We do not actively explore for oil and natural gas reserves. Instead, we add to our oil and natural gas reserves primarily through development, exploitation and acquisitions. As a result, future oil and natural gas reserves are highly dependent on our success in exploiting existing properties and acquiring additional reserves. We also distribute the majority of our net cash flow to Unitholders rather than reinvesting it in reserve additions. Accordingly, if external sources of capital, including the issuance of additional Trust Units, become limited or unavailable on commercially reasonable terms, our ability to make the necessary capital investments to maintain or expand our oil and natural gas reserves will be impaired. To the extent that we are required to use cash flow to finance capital expenditures or property acquisitions, the level of cash flow available for distribution to Unitholders will be reduced. Additionally, we cannot guarantee that we will be successful in developing additional reserves or acquiring additional reserves on terms that meet our investment objectives. Without these reserve additions, our reserves will deplete and as a consequence, either production from, or the average reserve life of, our properties will decline. Either decline may result in a reduction in the value of our Trust Units and in a reduction in cash available for distributions to Unitholders.

Actual reserves will vary from reserve estimates, and those variations could be material, and affect the market price of our Trust Units and distributions to Unitholders.

The reserve and recovery information contained in the independent engineering reports prepared by McDaniel & Associates Consultants Ltd., Gilbert Lausten Jung Associates Ltd. and Sproule Associates Limited relating to our reserves are only estimates and the actual production and ultimate reserves from our properties may be greater or less than the estimates prepared by such firms.

The value of our Trust Units depends upon, among other things, the reserves attributable to our properties. Estimating reserves is inherently uncertain. Ultimately, actual reserves attributable to our properties will vary from estimates, and those variations may be material. The reserve figures contained herein are only estimates. A number of factors are considered and a number of assumptions are made when estimating reserves. These factors and assumptions include, among others:

•	historical production in the area compared with production rates from similar producing areas;
•	future commodity prices, production and development costs, royalties and capital expenditures;
•	initial production rates;
•	production decline rates;
•	ultimate recovery of reserves;
•	success of future development activities;
•	marketability of production;
•	effects of government regulation; and
•	other government levies that may be imposed over the producing life of reserves.

Reserve estimates are based on the relevant factors, assumptions and prices on the date the relevant evaluations were prepared. Many of these factors are subject to change and are beyond our control. If these factors, assumptions and prices prove to be inaccurate, actual results may vary materially from reserve estimates.

As we expand our operations beyond oil and natural gas production in western Canada, we face new challenges and risks

If we were unsuccessful in managing these challenges and risks, our results of operations and financial condition could be adversely affected, which could affect the market price of our Trust Units and distributions to Unitholders.

Our operations and expertise are currently primarily focused on conventional oil and gas production and development in the Western Canadian Sedimentary Basin. Recently, we acquired oil and gas properties outside this geographic area which are also non-conventional assets, being coal bed methane. In addition, the Trust Indenture does not limit the activities to oil and gas production and development, and we could acquire other energy related assets, such as oil and natural gas processing plants or pipelines. Expansion of our activities into new areas presents challenges and risks that we have not faced in the past. If we do not manage these challenges and risks successfully, our results of operations and financial condition could be adversely affected.

In determining the purchase price of acquisitions, we rely on both internal and external assessments relating to estimates of reserves that may prove to be materially inaccurate. Such reliance could adversely affect the market price of our Trust Units and distributions to Unitholders.

The price we are willing to pay for reserve acquisitions is based largely on estimates of the reserves to be acquired. Actual reserves could vary materially from these estimates. Consequently, the reserves we acquire may be less than expected, which could adversely impact cash flows and distributions to Unitholders. An initial assessment of an acquisition may be based on a report by engineers or firms of engineers that have different evaluation methods and approaches than those of our engineers, and these initial assessments may differ significantly from our subsequent assessments.

We do not operate some of our properties and, therefore, results of operations may be adversely affected by the failure of third-party operators, which could affect the market price of our Trust Units and distributions to Unitholders.

The continuing production from a property, and to some extent the marketing of that production, is dependent upon the ability of the operators of those properties. At December 31, 2004, approximately 5% of our daily production was from properties operated by third parties. To the extent a third-party operator fails to perform its functions efficiently or becomes insolvent, our revenue may be reduced. Third party operators also make estimates of future capital expenditures more difficult.

Further, the operating agreements which govern the properties not operated by us typically require the operator to conduct operations in a good and “workmanlike” manner. These operating agreements generally provide, however, that the operator has no liability to the other non-operating working interest owners for losses sustained or liabilities incurred, except for liabilities that may result from gross negligence or wilful misconduct.

Delays in business operations could adversely affect distributions to Unitholders and the market price of our Trust Units.

In addition to the usual delays in payment by purchasers of oil and natural gas to the operators of our properties, and the delays of those operators in remitting payment to us, payments between any of these parties may also be delayed by:

•	restrictions imposed by lenders;
•	accounting delays;
•	delays in the sale or delivery of products;
•	delays in the connection of wells to a gathering system;
•	blowouts or other accidents;
•	adjustments for prior periods;
•	recovery by the operator of expenses incurred in the operation of the properties; or
•	the establishment by the operator of reserves for these expenses.

Any of these delays could reduce the amount of cash available for distribution to Unitholders in a given period and expose us to additional third party credit risks.

We may, from time to time, finance a significant portion of our operations through debt. Our indebtedness may limit the timing or amount of the distributions that are paid to Unitholders, and could affect the market price of our Trust Units.

The payment of interest and principal, and other costs, expenses and disbursements to our lenders reduces the amounts available for distribution to Unitholders. Variations in interest rates and scheduled principal repayments could result in significant changes to the amount of the cash flow required to be applied to the debt before payment of any amounts to the Unitholders. The agreements governing our credit facility provide that if we are in default under the credit facility, exceed certain borrowing thresholds or fail to comply with certain covenants, we must repay the indebtedness at an accelerated rate, and the ability to make distributions to Unitholders may be restricted.

Our lenders have been provided with a security interest in substantially all of our assets. If we are unable to pay the debt service charges or otherwise commit an event of default, such as bankruptcy, our lenders may foreclose on and sell the properties. The proceeds of any sale would be applied to satisfy amounts owed to the creditors.

Only after the proceeds of that sale were applied towards the debt would the remainder, if any, be available for distribution to Unitholders.

Our current credit facilities and any replacement credit facility may not provide sufficient liquidity.

The amounts available under our existing credit facilities may not be sufficient for future operations, or we may not be able to obtain additional financing on economic terms attractive to us, if at all. Our current credit facilities consist of a revolving credit facility with a Canadian financial institution and bridge loan facility with a lending fund, both due November 30, 2005. Repayment of all outstanding amounts are due at that time. In order to pay out the existing facilities we need to obtain alternate financing. We anticipate entering into a new conventional revolving credit facility with a Canadian financial institution. Any failure to obtain suitable replacement financing may have a material adverse effect on our business, and distributions to Unitholders may be materially reduced.

Our assets are highly leveraged. Any material change in our liquidity could impair our ability to pay dividends and could adversely affect the value of your investment.

We carry debt that is secured by our assets. A decrease in the amount of our production or the price we receive for it could make it difficult for us to service our debt or may cause the lender that issued our loan to determine that our assets are insufficient security for our debt.

The oil and natural gas industry is highly competitive.

We compete for capital, acquisitions of reserves, undeveloped lands, skilled personnel, access to drilling rigs, service rigs and other equipment, access to processing facilities, pipeline and refining capacity and in many other respects with a substantial number of other organizations, many of which may have greater technical and financial resources than we do. Some of these organizations not only explore for, develop and produce oil and natural gas but also carry on refining operations and market oil and other products on a worldwide basis. As a result of these complementary activities, some of our competitors may have greater and more diverse competitive resources to draw on than we do. Given the highly competitive nature of the oil and natural gas industry, this could adversely affect the market price of our Trust Units and distributions to Unitholders.

The industry in which we operate exposes us to potential liabilities that may not be covered by insurance.

Our operations are subject to all of the risks associated with the operation and development of oil and natural gas properties, including the drilling of oil and natural gas wells, and the production and transportation of oil and natural gas. These risks include encountering unexpected formations or pressures, premature declines of reservoirs, blow-outs, equipment failures and other accidents, cratering, sour gas releases, uncontrollable flows of oil, natural gas or well fluids, adverse weather conditions, pollution, other environmental risks, fires and spills. A number of these risks could result in personal injury, loss of life, or environmental and other damage to our property or the property of others. We cannot fully protect against all of these risks, nor are all of these risks insurable. We may become liable for damages arising from these events against which we cannot insure or against which we may elect not to insure because of high premium costs or other reasons. Any costs incurred to repair these damages or pay these liabilities would reduce funds available for distribution to Unitholders.

The operation of oil and natural gas wells could subject us to environmental claims and liability.

The oil and natural gas industry is subject to extensive environmental regulation pursuant to local, provincial and federal legislation. A breach of that legislation may result in the imposition of fines or the issuance of “clean up” orders. Legislation regulating the oil and natural gas industry may be changed to impose higher standards and potentially more costly obligations. For example, the 1997 Kyoto Protocol to the United Nation’s Framework Convention on Climate Change, known as the Kyoto Protocol, was ratified by the Canadian government in December 2002 and will require, among other things, significant reductions in greenhouse gases. The impact of the Kyoto Protocol on us is uncertain and may result in significant additional costs (future) for our operations. Although we record a provision in our financial statements relating to our estimated future environmental and reclamation obligations, we cannot guarantee that we will be able to satisfy our actual future environmental and reclamation obligations.

We are not fully insured against certain environmental risks, either because such insurance is not available or because of high premium costs. In particular, insurance against risks from environmental pollution occurring over time (as opposed to sudden and catastrophic damages) is not available on economically reasonable terms.

Accordingly, our properties may be subject to liability due to hazards that cannot be insured against, or that have not been insured against due to prohibitive premium costs or for other reasons. Any site reclamation or abandonment costs actually incurred in the ordinary course of business in a specific period will be funded out of cash flow and, therefore, will reduce the amounts available for distribution to Unitholders. Should we be unable to fully fund the cost of remedying an environmental problem, we might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy.

Lower crude oil and natural gas prices increase the risk of ceiling limitation write-downs. Any write-downs could materially affect the value of your investment.

We changed our method of accounting for petroleum and natural gas properties from the “successful efforts” method to the “full cost” method in 2001. All costs related to the exploration for and the development of oil and gas reserves are capitalized into a single cost centre. Costs capitalized include land acquisition costs, geological and geophysical expenditures, lease rentals on undeveloped properties and costs of drilling productive and non-productive wells. Proceeds from the disposal of properties are applied as a reduction of cost without recognition of a gain or loss except where such disposals would result in a major change in the depletion rate.

Capitalized costs are depleted and depreciated using the unit-of-production method based on the estimated gross proven oil and natural gas reserves before royalties as determined by independent engineers. Units of natural gas are converted into barrels of equivalents on a relative energy content basis.

Effective January 1, 2004, we prospectively adopted new Canadian accounting standards relating to full cost accounting for oil and gas entities. The new standard modifies the ceiling test to be performed in two stages. The first stage requires the carrying value to be tested for recoverability using undiscounted future cash flows from proved reserves using forward indexed prices. If the carrying value is not recoverable, the second stage, which is based on the calculation of discounted future cash flows from proved plus probable reserves, will determine the impairment to the fair value of the asset. There was no write down of the Trust’s property and equipment as at January 1, 2004, as a result of adopting this standard.

Under U.S. GAAP, companies using the “full cost” method of accounting for oil and gas producing activities perform a ceiling test using estimated future net revenue from proven oil and gas reserves using a discount factor of 10%. Prices used in the U.S. GAAP ceiling tests performed for this reconciliation were those in effect at the applicable year-end. Financing and administration costs are excluded from the calculation under U.S. GAAP. At December 31, 2001 Enterra realized a U.S. GAAP ceiling test write-down of Cdn.$17.5 million, after tax. At December 31, 2004 Enterra realized a U.S. GAAP ceiling test write-down of Cdn.$6.3 million, after tax.

The risk that we will be required to write down the carrying value of crude oil and natural gas properties increases when crude oil and natural gas prices are low or volatile. We may experience additional ceiling test write-downs in the future.

Unforeseen title defects may result in a loss of entitlement to production and reserves.

Although we conduct title reviews in accordance with industry practice prior to any purchase of resource assets, such reviews do not guarantee that an unforeseen defect in the chain of title will not arise and defeat our title to the purchased assets. If such a defect were to occur, our entitlement to the production from such purchased assets could be jeopardized and, as a result, distributions to Unitholders may be reduced.

Aboriginal Land Claims.

The economic impact on us of claims of aboriginal title is unknown. Aboriginal people have claimed aboriginal title and rights to a substantial portion of western Canada. We are unable to assess the effect, if any, that any such claim would have on our business and operations.

Changes in tax and other laws may adversely affect Unitholders.

Income tax laws, other laws or government incentive programs relating to the oil and gas industry, such as the treatment of mutual fund trusts and resource allowance, may in the future be changed or interpreted in a manner that adversely affects the Trust and Unitholders. Tax authorities having jurisdiction over the Trust or the Unitholders may disagree with the manner in which we calculate our income for tax purposes or could change their administrative practices to our detriment or the detriment of Unitholders. The Department of Finance (Canada) has indicated that it will continue to evaluate the development of the income trust market as part of its ongoing monitoring and assessment of Canadian financial markets and the Canadian tax system. On September 8, 2005, the Department of Finance issued a paper and launched consultations on the economic and fiscal implications of flow-through entities (“FTEs”) including income trusts. Submissions will be received until December 31, 2005. On September  19, 2005 the Minister of Finance announced that he has asked the Minister of National Revenue to postpoine providing advance rulings respecting FTEs. As of the date hereof, there has been no guidance issued by the Department of Finance as to the nature of changes to the Tax Act, if any, that are being considered with respect to FTEs. Accordingly, as with all potential changes in law, no assurance can be given that changes will not be made to the Tax Act that adversely affect the Trust or holders of Trust Units.

Income Tax Matters.

On October 31, 2003, the Department of Finance (Canada) released, for public comment, proposed amendments to the Tax Act that relate to the deductibility of interest and other expenses for income tax purposes for taxation years commencing after 2004. In general, the proposed amendments may deny the realization of losses in respect of a business if there is no reasonable expectation that the business will produce a cumulative profit over the period that the business can reasonably be expected to be carried on. If such proposed amendments were enacted and successfully invoked by the CRA against the Trust or a subsidiary entity, it could materially adversely affect the amount of distributable cash available. However, Enterra believes that it is reasonable to expect the Trust and each subsidiary entity to produce a cumulative profit over the expected period that the business will be carried on.

Expenses incurred by Enterra are only deductible to the extent they are reasonable. Although the Trust is of the view that all expenses to be claimed by the Trust and its subsidiary entities should be reasonable and deductible, there can be no assurance that CRA will agree. If CRA were to successfully challenge the deductibility of such expenses, the return to Unitholders may be adversely affected.

The Trust Indenture provides that an amount equal to the taxable income of the Trust will be payable each year to Unitholders in order to reduce the Trust’s taxable income to zero. Where in a particular year, the Trust does not have sufficient available cash to distribute such an amount to Unitholders, the Trust Indenture provides that additional Trust Units must be distributed to Unitholders in lieu of cash payments. Unitholders will generally be required to include an amount equal to the fair market value of those Trust Units in their taxable income, notwithstanding that they do not directly receive a cash payment.

As noted above, the Department of Finance (Canada) has indicated that it will continue to evaluate the development of the income trust market as part of its ongoing monitoring and assessment of Canadian financial markets and the Canadian tax system. On September 8, 2005, the Department of Finance issued a paper and launched consultations on the economic and fiscal implications of flow-through entities (“FTEs”) including income trusts. Submissions will be received until December 31, 2005. On September  19, 2005 the Minister of Finance announced that he has asked the Minister of National Revenue to postpoine providing advance rulings respecting FTEs. As of the date hereof, there has been no guidance issued by the Department of Finance as to the nature of changes to the Tax Act, if any, that are being considered with respect to FTEs. Accordingly, as with all potential changes in law, no assurance can be given that changes will not be made to the Tax Act that adversely affect the Trust or holders of Trust Units.

There would be material adverse tax consequences if the Trust lost its status as a mutual fund trust under Canadian tax laws.

It is intended that the Trust continue to qualify as a mutual fund trust for purposes of the Tax Act. The Trust may not, however, always be able to satisfy any future requirements for the maintenance of mutual fund trust status. Should the status of the Trust as a mutual fund trust be lost or successfully challenged by a relevant tax authority, certain adverse consequences may arise for the Trust and Unitholders. Some of the significant consequences of losing mutual fund trust status are as follows:

•	The Trust would be taxed on certain types of income distributed to Unitholders. Payment of this tax may have adverse consequences for some Unitholders, particularly Unitholders that are not residents of Canada and residents of Canada that are otherwise exempt from Canadian income tax.

•	The Trust would cease to be eligible for the capital gains refund mechanism available under Canadian tax laws.

•	Trust Units held by Unitholders that are not residents of Canada would become taxable Canadian property. These non-resident holders would be subject to Canadian income tax on any gains realized on a disposition of Trust Units held by them.

•	The Trust Units would not constitute qualified investments for Registered Retirement Savings Plans, or “RRSPs”, Registered Retirement Income Funds, or “RRIFs”, Registered Education Savings Plans, or “RESPs”, or Deferred Profit Sharing Plans, or “DPSPs”. If, at the end of any month, one of these exempt plans holds Trust Units that are not qualified investments, the plan must pay a tax equal to 1% of the fair market value of the Trust Units at the time the Trust Units were acquired by the exempt plan. An RRSP or RRIF holding non-qualified Trust Units would be subject to taxation on income attributable to the Trust Units. If an RESP holds non-qualified Trust Units, it may have its registration revoked by the CRA.

In addition, we may take certain measures in the future to the extent we believe them necessary to ensure that the Trust maintains its status as a mutual fund trust. These measures could be adverse to certain holders of Trust Units.

Rights as a Unitholder differ from those associated with other types of investments.

The Trust Units do not represent a traditional investment in the oil and natural gas sector and should not be viewed by investors as shares in the Trust. The Trust Units represent an equal fractional beneficial interest in the Trust and, as such, the ownership of the Trust Units does not provide Unitholders with the statutory rights normally associated with ownership of shares of a corporation, including, for example, the right to bring “oppression” or “derivative” actions. The unavailability of these statutory rights may also reduce the ability of Unitholders to seek legal remedies against other parties on our behalf.

The Trust Units are also unlike conventional debt instruments in that there is no principal amount owing to Unitholders. The Trust Units will have minimal value when reserves from our properties can no longer be economically produced or marketed. Unitholders will only be able to obtain a return of the capital they invested during the period when reserves may be economically recovered and sold. Accordingly, cash distributions do not represent a “yield” in the traditional sense as they represent both return of capital and return on investment and the distributions received over the life of the investment may not meet or exceed the initial capital investment.

Changes in market-based factors may adversely affect the trading price of our Trust Units.

The market price of our Trust Units is primarily a function of anticipated distributions to Unitholders and the value of our properties. The market price of our Trust Units is therefore sensitive to a variety of market-based factors, including, but not limited to, interest rates and the comparability of our Trust Units to other yield oriented securities. Any changes in these market-based factors may adversely affect the trading price of the Trust Units.

Our operations are entirely dependent on management and loss of key management and other personnel could impact our business.

Unitholders are entirely dependent on the management of Enterra with respect to the acquisition of oil and gas properties and assets, the development and acquisition of additional reserves, the management and administration of all matters relating to our oil and natural gas properties and the administration of the Trust. The loss of the services of key individuals who currently comprise the management team could have a detrimental effect on the Trust. Investors should carefully consider whether they are willing to rely on the existing management before investing in the Trust Units.

There may be future dilution.

One of our objectives is to continually add to our reserves through acquisitions and through development. Since we do not reinvest a material portion of our cash flow, our success is, in part, dependent on our ability to raise capital from time to time by selling additional Trust Units. Unitholders will suffer dilution as a result of these offerings if, for example, the cash flow, production or reserves from the acquired assets do not reflect the additional number of Trust Units issued to acquire those assets. Unitholders may also suffer dilution in connection with future issuances of Trust Units to effect acquisitions.

There may not always be an active trading market for the Trust Units.

While there is currently an active trading market for our Trust Units in the United States and Canada, we cannot guarantee that an active trading market will be sustained.

The limited liability of Unitholders is uncertain.

By virtue of the enactment of the Income Trusts Liability Act (Alberta) on July 1, 2004, Unitholders of the Trust (as an Alberta income trust) are now supposed to be protected from liabilities of the Trust to the same extent that a shareholder is protected from liabilities of a corporation but this protection only applies in respect of any act, default, obligation or liability of the Trust or any of the trustees thereof which arose or occurred after July 1, 2004. Notwithstanding the legislation, Unitholders may not be protected from certain liabilities of the Trust, in particular, those which arose or occurred on or prior to July 1, 2004. Accordingly, a Unitholder could be held personally liable for obligations of the Trust in respect of contracts or undertakings which the Trust has entered into and for certain liabilities arising otherwise than out of contracts including claims in tort, claims for taxes and possibly certain other statutory liabilities. Although every written contract or commitment of the Trust must contain an express disavowal of liability of the Unitholders and a limitation of liability to Trust property, such protective provisions may not operate to avoid unitholder liability. Further, although the Trust has agreed to indemnify and hold harmless each Unitholder from any costs, damages, liabilities, expenses, charges and losses suffered by the Unitholder resulting from or arising out of that Unitholder not having limited liability, the Trust cannot guarantee that any assets would be available in these circumstances to reimburse Unitholders for any such liability.

The redemption rights of Unitholders are limited.

Unitholders have a limited right to require the Trust to repurchase their Trust Units, which is referred to as a redemption right. It is anticipated that the redemption right will not be the primary mechanism for Unitholders to liquidate their investment. The Trust’s ability to pay cash in connection with a redemption is subject to limitations. Any securities which may be distributed in specie to Unitholders in connection with a redemption may not be listed on any stock exchange and a market may not develop for such securities. In addition, there may be resale restrictions imposed by law upon the recipients of the securities pursuant to the redemption right.

Taxation of Subsidiaries

The Trust’s operating subsidiaries are subject to taxation in each taxation year on its income for the year, after deducting interest paid to the Trust in respect of indebtedness of the Trust to its subsidiaries. During the period that Exchangeable Shares issued by subsidiaries of the Trust are outstanding, a portion of each such subsidiary’s income, will be subject to tax to the extent that there are not sufficient resource pool deductions, capital cost allowance or utilization of prior years non-capital losses to reduce taxable income to zero. Each such subsidiary intends to deduct, in computing its income for tax purposes, the full amount available for deduction in each year associated with its income tax resource pools, undepreciated capital cost (“UCC”) and non-capital losses, if any.

If there are not sufficient resource pools, UCC and non-capital losses carried forward to shelter the income of each such subsidiary, then cash taxes would be payable by it. In addition, there can be no assurance that taxation authorities will not seek to challenge the amount of interest expense relating to the indebtedness of the subsidiaries to the Trust. If such a challenge were to succeed against any of the Trust subsidiaries, it could materially adversely affect the amount of cash flow available for distribution to Unitholders.

Further, interest on the indebtedness of the subsidiaries to the Trust accrues at the Trust level for income tax purposes whether or not actually paid. The Trust Indenture provides that an amount equal to the taxable income of the Trust will be distributed each year to Unitholders in order to reduce the Trust’s taxable income to zero. Where interest payments on such debt are due but not paid in whole or in part, the Trust Indenture provides that any additional amount necessary to be distributed to Unitholders may be distributed in the form of Units rather than in cash. Unitholders will be required to include such additional amount in income even though they do not receive a cash distribution.

We may undertake acquisitions that could limit our ability to manage and maintain our business, result in adverse accounting treatment and are difficult to integrate into our business. Any of these events could result in a material change in our liquidity, impair our ability to pay dividends and could adversely affect the value of your investment.

A component of future growth will depend on the ability to identify, negotiate, and acquire additional companies and assets that complement or expand existing operations. However we may be unable to complete any acquisitions, or any acquisitions we may complete may not enhance our business. Any acquisitions could subject us to a number of risks, including:

•	diversion of management's attention;

•	inability to retain the management, key personnel and other employees of the acquired business;

•	inability to establish uniform standards, controls, procedures and policies;

•	inability to retain the acquired company's customers;

•	exposure to legal claims for activities of the acquired business prior to acquisition; and

•	inability to integrate the acquired company and its employees into our organization effectively.

If we do not satisfy the conditions under the Kingsbridge Purchase Agreement, we will be unable to draw down on the Committed Equity Financing Facility. The potential unavailability of this facility might negatively affect our financing activities.

Under the terms of the Kingsbridge Purchase Agreement, we may, at our sole discretion, sell to Kingsbridge, and Kingsbridge would be obligated to purchase, Trust Units for up to US$100 million in proceeds to us. We may not sell Trust Units to Kingsbridge, however, unless we satisfy the conditions of the Kingsbridge Purchase Agreement. See “The Committed Equity Financing Facility”. The price at which we may sell Trust Units under the Kingsbridge Purchase Agreement is based on a discount to the volume weighted average market price of the Trust Units for fifteen trading days following each of our elections to sell Trust Units. For each election, we select the lowest threshold price at which our Trust Units may be sold, but the threshold price cannot be lower than US$11.04 per Trust Unit. We also may not sell any Trust Units with respect to any day in the fifteen day pricing period in which the price at which Trust Units would be sold under the facility is less than 85% of the volume weighted average trading price of the Trust Units during the previous five trading days. If the market price of the Trust Units falls below US$12.00 per Trust Unit, which after giving effect to the discount would result in a price per Trust Unit lower than the US$11.04 minimum threshold price, or with respect to any period in which the price at which Trust Units would be sold is less than the 85% of the volume weighted average trading price for the five previous trading days, the Committed Equity Financing Facility will not be an available source of financing.

The Kingsbridge Purchase Agreement permits Kingsbridge to terminate the Committed Equity Financing Facility if Kingsbridge determines that a material and adverse event has occurred affecting our business, operations, properties or financial condition, or if any situation occurs that would interfere with our ability to perform any of our obligations under the agreement.

If we are unable to draw down on the Committed Equity Financing Facility, and are otherwise unable to obtain capital from other sources on a timely basis or on terms favourable to us, we may be unable to take advantage of acquisitions or other opportunities, or be forced to scale back our operations or to sell some of our assets.

Each advance under the Committed Equity Financing Facility is limited. We may not draw down on the Committed Equity Financing Facility when Kingsbridge beneficially owns in excess of 9.9% of our outstanding Trust Units. The potential unavailability of this facility might negatively affect our financing activities.

Each draw down election we make is limited to a maximum of 4% of our market capitalization at the time of the election, and cannot in any case exceed US$25 million. We must also wait at least five trading days after the end of a fifteen trading day draw down period before we can commence the next draw down. In addition, the Committed Equity Financing Facility limits the beneficial ownership of Kingsbridge to 9.9% of our outstanding Trust Units, which percentage includes any Trust Units purchased pursuant to the Committed Equity Financing Facility or that we may issue to Kingsbridge as liquidated damages, or that may be issued upon exercise of the Kingsbridge Warrant. Depending on the market price of our Trust Units and Kingsbridge’s other holdings of our Trust Units, this restriction may limit the maximum amount we can draw down under the Committed Equity Financing Facility. If Kingsbridge’s beneficial ownership were to exceed 9.9% of our outstanding Trust Units, together with the total amount of our Trust Units that would be outstanding upon completion of a draw down, we would not be able to draw down on the Committed Equity Financing Facility until such time as Kingsbridge sells enough of our Trust Units or our number of Trust Units outstanding increases, which may not occur. Therefore, we may not be able to draw down on the full US$100 million commitment. The 9.9% limitation on Kingsbridge’s beneficial ownership will not prevent Kingsbridge from selling some of its holdings and then receiving additional Trust Units, such that the total number of Trust Units that we may sell to Kingsbridge under the Committed Equity Financing Facility that it may resell under this Prospectus is greater than 9.9% of our outstanding Trust Units.

There are a large number of Trust Units underlying the Committed Equity Financing Facility and otherwise that are being qualified for distribution in this Prospectus, and the sale or availability for sale of these Trust Units may depress the price of our Trust Units.

To the extent that Kingsbridge sells Trust Units issued under the Committed Equity Financing Facility under this Prospectus, our Trust Unit price may decrease due to the additional selling pressure in the market. The perceived risk of dilution from sales of Trust Units to or by Kingsbridge or otherwise pursuant to this Prospectus may cause holders of our Trust Units to sell their Trust Units, which could contribute to a decline in our Trust Unit price.

The sale of Trust Units underlying the Committed Equity Financing Facility could encourage short sales by third parties, which could contribute to the future decline of our Trust Unit price.

A significant downward pressure on the price of our Trust Units caused by the sale of material amounts of Trust Units under the Committed Equity Financing Facility could encourage short sales by third parties. In a short sale, a prospective seller borrows Trust Units from a Unitholder or broker and sells the borrowed Trust Units. The prospective seller hopes that the Trust Unit price will decline, at which time the seller can purchase Trust Units at a lower price to repay the lender. The seller profits when the Trust Unit price declines because it is purchasing Trust Units at a price lower than the sale price of the borrowed Trust Units. Such sales could place downward pressure on the price of our Trust Units by increasing the number of Trust Units being sold, which could contribute to the future decline of our Trust Unit price.

We cannot predict the actual number of Trust Units that we will issue under the Committed Equity Financing Facility in any particular draw down or in total or otherwise pursuant to this Prospectus. The number of Trust Units we will issue under each draw down under the Committed Equity Financing Facility will fluctuate based on the market price of Trust Units over the fifteen trading days after we give a draw down notice for each draw down period.

The actual number of Trust Units that we will issue under the Committed Equity Financing Facility in any particular draw down, and in total, is uncertain. Subject to the limitations in our agreement with Kingsbridge, we have the discretion to draw down funds at any time throughout the term of the Committed Equity Financing Facility, and we have not determined the amount of proceeds, if any, we will seek to raise through the Committed Equity Financing Facility. Also, the number of Trust Units we must issue after giving a draw down notice will fluctuate based on the market price of our Trust Units over the fifteen trading days after we give a draw down notice. Kingsbridge will receive more Trust Units if our Trust Unit price declines.

During each fifteen trading day draw down period, Kingsbridge is permitted to sell the Trust Units to be issued with respect to each trading day once the discount purchase price for such day (and therefore the number of Trust Units to be purchased for such day) is determined. These permitted sales during a draw down period may cause the volume weighted average price of our Trust Units to decline on immediately subsequent days, resulting in the sale of additional Trust Units to Kingsbridge on immediately subsequent days for the same monetary proceeds to us. The further sale of Trust Units priced on those immediately subsequent days could then cause further price declines on later days, resulting in the sale of an increasing number of Trust Units for the same monetary proceeds as the draw down period progresses.

Furthermore, Kingsbridge’s 9.9% beneficial ownership limitation is determined on, and based on the amount of our Trust Units outstanding on, each settlement date. As the number of Trust Units outstanding on each settlement date increases, Kingsbridge may be required to purchase more Trust Units during a draw down period than would have been apparent on the date on which we sent the draw down notice to Kingsbridge.

The Committed Equity Financing Facility imposes certain liquidated damages which may impair our liquidity and ability to raise capital.

The terms of the Committed Equity Financing Facility require us to pay liquidated damages in the event that the Registration Statement is not available for the resale of securities purchased by Kingsbridge under the Committed Equity Financing Facility. These liquidated damages provisions generally require us to pay an amount based on the decline in value, if any, of Trust Units held by Kingsbridge during the time the Registration Statement is unavailable. See “The Committed Equity Financing Facility” for a further description of these liquidated damages provisions. The liquidated damages could adversely affect our liquidity or, to the extent we are permitted to and decide to pay such damages through the issuance of Trust Units, cause significant dilution to Unitholders.

PLAN OF DISTRIBUTION

New Issues

We may sell the Securities to or through underwriters or dealers, and we may also sell the Securities to one or more other purchasers directly or through agents designated by us from time to time.

The Prospectus Supplement will state the terms of the offering, including the name or names of any underwriters or agents, the purchase price of the Securities, the proceeds to us from the sale of the Securities, any underwriting discount or commission and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers. Any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

The Securities may be sold from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

If so indicated in the Prospectus Supplement, we may authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase the Securities directly from us pursuant to contracts providing for payment and delivery on a future date. Such contracts will be subject only to the conditions set forth in the Prospectus Supplement, which will also set forth the commission payable for solicitation of such contracts.

Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled, under agreements to be entered into with us, to indemnification by us against certain liabilities, including liabilities under the Canadian and US securities laws, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of ours or engage in transactions with or perform services for us in the ordinary course of business.

Secondary Offerings

A selling Unitholder may offer Trust Units using any of the methods described above, through agents, underwriters, dealers or indirect sales. However, sales in Canada by a selling Unitholder directly to one or more purchasers may only occur if an order is obtained from the relevant securities regulatory authority exempting the selling Unitholder from provincial registration requirements prior to the time of filing of the relevant Prospectus Supplement. The applicable Prospectus Supplement will describe the selling Unitholder’s method of distribution, will name any agent, underwriter or dealer of the selling Unitholder and will describe the compensation to be paid to any of these parties. See “Selling Unitholders”.

SELLING UNITHOLDERS

Trust Units may be sold under this Prospectus by way of a secondary offering by or for the account of certain of our Unitholders, including, from time to time, Kingsbridge. Kingsbridge may acquire Trust Units from us pursuant to the Committed Equity Financing Facility. The Prospectus Supplement for or including any offering of Trust Units by selling Unitholders will include the following information:

•	the name(s) of the selling Unitholder(s);

•	the number of Trust Units owned by each selling Unitholder;

•	the number of Trust Units being distributed for the account(s) of the selling Unitholder(s);

•	the number of Trust Units to be owned by the selling Unitholder(s) after the distribution and the percentage that number represents of the total number of our outstanding Trust Units;

•	whether the Trust Units are owned by the selling Unitholder(s) both of record and beneficially, of record only or beneficially only;

•	the date or dates the selling Unitholder(s) acquired the Trust Units; and

•	if the selling Unitholder(s) acquired any Trust Units in the 12 months preceding the date of the Prospectus Supplement, the cost thereof to the Unitholder(s) in the aggregate and on a per Trust Unit basis.

Sales of Trust Units by Kingsbridge, including: (i) any resells of any of the Trust Units acquired by it pursuant to the Committed Equity Financing Facility, or (ii)  any delivery of Trust Units to satisfy any short sales of similar hedging strategies will be made pursuant to this Prospectus. The Trust and Enterra agree to provide the person who acquires such Trust Units from Kingsbridge with certain rights in the event that there is a misrepresentation in the Prospectus. These rights include a right of action for damages in respect of the acquisition of the Trust Units, exercisable against the Trust and Enterra, every director of Enterra as at the date of the Prospectus and every other person who signed this Prospectus, on the same terms as the rights set forth in applicable securities laws (and with the same defences and limitations set forth in such laws) as if the person who acquired such Trust Units had purchased them directly from the Trust. Such person will also have a right of rescission against the Trust, although will not be entitled to any rights of withdrawal under applicable securities laws following its receipt of this Prospectus.

Owing to the nature of the Committed Equity Financing Facility and Kingsbridge’s ability to resell Trust Units over the facilities of the NASDAQ or otherwise, Kingsbridge is considered to be an underwriter, as that term is defined under applicable Canadian and United States securities laws. Kingsbridge will have liability as an underwriter under United States federal securities laws. The MRRS Order exempts Kingsbridge from the application of certain rules relating to underwriting activities undertaken by Kingsbridge in purchase and resell of Trust Units, including (i) the requirement that Kingsbridge be registered as a dealer and its officers, directors and certain of its employees be registered as salespersons, officers or directors of a registered dealer, and (ii) the requirement that Kingsbridge execute a certificate similar to the certificate executed by the Trust and appearing on page 33 of this Prospectus.

No underwriter, other than Kingsbridge in the circumstances described above, has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

INTEREST OF EXPERTS

As at the date hereof, principals of McDaniel & Associates Consultants Ltd., independent petroleum consultants to the Trust, do not beneficially own any of the outstanding Trust Units. As at the date hereof, principals of Gilbert Lausten Jung Associates Ltd. and Sproule Associates Limited, independent petroleum consultants to High Point Resources Inc., do not beneficially own any of the outstanding Trust Units.

LEGAL MATTERS

Certain Canadian legal matters relating to the offering of the Securities will be passed upon by Gowling Lafleur Henderson LLP, Calgary, Alberta, and certain US legal matters relating to the offering of the Securities will be passed upon for us by Dorsey & Whitney LLP, Seattle, Washington. As of the date hereof, the partners and associates of Gowling Lafleur Henderson LLP and Dorsey & Whitney LLP beneficially own, directly and indirectly, in the aggregate, less than 1% of the outstanding Trust Units.

PURCHASERS’ STATUTORY RIGHTS

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. The right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal advisor.

Sale of Trust Units by Kingsbridge, including: (i) any resells of any of the Trust Units acquired by it pursuant to the Committed Equity Financing Facility, or (ii) any delivery of Trust Units to satisfy any short sales of similar hedging strategies will be made pursuant to this Prospectus. The Trust and Enterra agree to provide the person who acquires such Trust Units from Kingsbridge with certain rights in the event that there is a misrepresentation in the Prospectus. These rights include a right of action for damages in respect of the acquisition of the Trust Units, exercisable against the Trust and Enterra, every director of Enterra as at the date of the Prospectus and every other person who signed this Prospectus, on the same terms as the rights set forth in applicable securities laws (and with the same defences and limitations set forth in such laws) as if the person who acquired such Trust Units had purchased them directly from the Trust. Such person will also have a right of rescission against the Trust, although will not be entitled to any rights of withdrawal under applicable securities laws following its receipt of this Prospectus.

Owing to the nature of the Committed Equity Financing Facility and Kingsbridge’s ability to resell Trust Units over the facilities of the NASDAQ or otherwise, Kingsbridge is considered to be an underwriter, as that term is defined under applicable Canadian and United States securities laws. Kingsbridge will have liability as an underwriter under United States federal securities laws. The MRRS Order exempts Kingsbridge from the application of certain rules relating to underwriting activities undertaken by Kingsbridge in purchase and resell of Trust Units, including (i) the requirement that Kingsbridge be registered as a dealer and its officers, directors and certain of its employees be registered as salespersons, officers or directors of a registered dealer, and (ii) the requirement that Kingsbridge execute a certificate similar to the certificate executed by the Trust and appearing on page 33 of this Prospectus.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the registration statement of which this prospectus is a part insofar as required by the SEC’s Form F-10:

•	the documents listed in the second paragraph under “Documents Incorporated by Reference” in this prospectus;
•	Report on the Differences between Generally Accepted Accounting Principles in Canada and the United States of America with respect to the financial statements listed as items (e) and (h) through (k) under “Documents Incorporated by Reference”;
•	the consent of Deloitte & Touche LLP;
•	the consent of Ernst & Young LLP;
•	the consent of KPMG LLP;
•	the consent of BDO Dunwoody LLP;
•	the consent of McDaniel & Associates Consultants Ltd.;
•	the consent of Gilbert Lausten Jung Associates Ltd.;
•	the consent of Sproule Associates Limited; and
•	powers of attorney from directors and officers of the Trust.

AUDITORS’ CONSENTS

Consent of KPMG LLP

The Board of Directors of Enterra Energy Corp.,
as Administrators of Enterra Energy Trust

We have read the amended preliminary short form base shelf prospectus of Enterra Energy Trust (the “Trust”) dated November 7, 2005 (the “Prospectus”). We have complied with generally accepted standards for an auditors’ involvement with offering documents.

We consent to the incorporation by reference in the Prospectus of our report to the unitholders of the Trust on the amended consolidated balance sheet of the Trust as at December 31, 2004 and the amended consolidated statements of earnings and accumulated earnings and cash flows for the year ended December 31, 2004. Our report is dated March 31, 2005, except for notes 3(d), 10, 17, 18 and 19 which are as of October 24, 2005.

(signed) “KPMG LLP”
Chartered Accountants

Calgary, Canada
November 7, 2005

Consent of Ernst & Young LLP

We have read the amended short form base shelf prospectus of Enterra Energy Trust dated November 7, 2005 (the “Prospectus”). We have complied with generally accepted standards for an auditors’ involvement with offering documents.

We consent to the incorporation by reference in the Prospectus of our report to the shareholders of High Point Resources Inc. on the consolidated balance sheets of High Point Resources Inc. as at December 31, 2004, 2003 and 2002 and the consolidated statements of operations and deficit and cash flows for the years then ended. Our report is dated March 9, 2005.

We consent to the incorporation by reference in the Prospectus of our report to the shareholders of High Point Resources Inc. on the consolidated balance sheets of High Point Resources Inc. as at December 31, 2003 and 2002 and the consolidated operations and deficit and cash flows for the years then ended. Our report is dated March 9, 2004.

(signed) “Ernst & Young LLP”
Chartered Accountants

November 7, 2005
Calgary, Canada

Consent of Deloitte & Touche LLP

We have read the amended preliminary short form base shelf prospectus of Enterra Energy Trust (the “Trust”) dated November 7, 2005 (the “Prospectus”). We have complied with generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the Prospectus of our report to the Board of Trustees and the Unitholders of the Trust on the consolidated balance sheet of the Trust as at December 31, 2003 and the consolidated statements of earnings and accumulated earnings and cash flows for each of the years in the two year period ended December 31, 2003 prior to the adjustments for the changes in the Trust’s accounting policies for asset retirement obligations as described in Note 3(c) and non-controlling interest as described in note 3(d) of the consolidated financial statements. Our report is dated March 5, 2004 (except for Note 18(g) which is as of June 17, 2005).

(signed) “Deloitte & Touche LLP”
Chartered Accountants

Calgary, Canada
November 7, 2005

Consent of BDO Dunwoody LLP

We have read the amended preliminary short form base shelf prospectus of Enterra Energy Trust dated November 7, 2005 (the “Prospectus”). We have complied with generally accepted standards for an auditors’ involvement with offering documents.

We consent to the incorporation by reference in the Prospectus of our report to shareholders of Rocky Mountain Energy Corp. on the consolidated balance sheet as at January 31, 2004 and the consolidated statements of income and retained earnings and cash flows for the year ended January 31, 2004. Our report is dated May 6, 2004.

(signed) “BDO Dunwoody LLP”
Chartered Accountants

Calgary, Canada
November 7, 2005

CERTIFICATE OF THE TRUST

Dated: November 7, 2005

This short form base shelf prospectus, together with the documents incorporated in this prospectus by reference, will, as of the date of the last supplement to this prospectus relating to the securities offered by this prospectus and the supplement(s), constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus and the supplement(s) as required by the securities legislation of the provinces of British Columbia, Alberta, Saskatchewan and Ontario.

ENTERRA ENERGY TRUST
by its administrator, ENTERRA ENERGY CORP.

(signed) "E. Keith Conrad"	(signed) "John Kalman"
President and Chief Executive Officer	Chief Financial Officer

ON BEHALF OF THE BOARD OF DIRECTORS OF ENTERRA ENERGY CORP.

(signed) "Herman S. Hartley"	(signed) "Norman W.G Wallace"
Director	Director

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

INDEMNIFICATION

Enterra Energy Corporation’s by-laws provide the following in accordance with the Business Corporations Act (the “Act”) Alberta, Canada. Every director and officer of the Corporation in exercising his powers and discharging his duties shall act honestly and in good faith with a view to the best interests of the Corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Subject to the foregoing, no director or officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous acts of any person with whom any of the moneys, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune whatsoever which shall happen in the execution of the duties of his office or in relation thereto, unless the same are occasioned by his own willful neglect or default; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act and the regulations thereunder or from liability for any breach thereof. No act or proceeding of any director or officer or the board shall be deemed invalid or ineffective by reason of the subsequent ascertainment of any irregularity in regard to such act or proceeding or the qualification of such director or officer or board. Directors may rely upon the accuracy of any statement or report prepared by the Corporation’s auditors, internal accountants or other responsible officials and shall not be responsible or held liable for any loss or damage resulting from the paying of any dividends or otherwise acting upon such statement or report.

Subject to the limitations contained in the Act, the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Corporation or any such body corporate) and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if: (a) he acted honestly and in good faith with a view to the best interests of the Corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Subject to the limitations contained in the Act, the Corporation may purchase and maintain such insurance for the benefit of its directors and officers as such against any liability incurred by him, as the board may from time to time determine.”

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXHIBITS

        The following exhibits have been filed as part of this Registration Statement:

Exhibit	Description

4.1	The amended renewal annual information form of the Trust dated May 30, 2005 for the fiscal year ended December 31, 2004 (excluding the Trust’s Business Acquisition Report dated October 22, 2004 incorporated by reference on page 8 of the AIF) (Incorporated by reference to the Registrant’s Form 6-K filed with the SEC on September 23, 2005).

4.2	The information circular – proxy statement of the Trust dated April 29, 2005 relating to the annual and special meeting of Unitholders of the Trust to be held on June 7, 2005, other than the sections entitled “Report on Executive Compensation”, “Composition of the Compensation Committee”, “Investment Performance Graph”, and “Statement of Corporate Governance Practices” (Incorporated by reference to the Registrant’s Form 6-K filed with the SEC on June 10, 2005).

4.3	The amended audited consolidated financial statements of the Trust as at and for the financial year ended December 31, 2004 (including the comparative financial statements for 2003 and 2002 contained therein), together with the notes thereto and the auditors’ reports thereon (Incorporated by reference to the Registrant’s Form 6-K filed with the SEC on November 8, 2005 and the Amendment No. 1 on Form 20–F).

4.4	The amended management’s discussion and analysis of financial condition and results of operations for the annual comparative financial statements referred to in Exhibit 4.3 above (Incorporated by reference to the Registrant’s Form 6-K filed with the SEC on November 8, 2005).

4.5	The unaudited consolidated financial statements of the Trust as at and for the six months ended June 30, 2005 (including the comparative financial statements contained therein), together with the notes thereto respecting such time and period (Incorporated by reference to the Registrant’s Form 6-K filed with the SEC on October 7, 2005).

4.6	The management’s discussion and analysis of financial condition and results of operations for the interim comparative financial statements referred to in exhibit 4.5 (Incorporated by reference to the Registrant’s Form 6-K filed with the SEC on October 7, 2005).

4.7	The restated audited consolidated financial statements of High Point Resources Inc. as at and for the financial years ended December 31, 2004, 2003 and 2002, together with the notes thereto and the auditors’ reports thereon.*

4.8	The unaudited consolidated financial statements of High Point Resources Inc. as at and for the six months ended June 30, 2005, (including the comparative financial statements contained therein) together with the notes thereto respecting such time and period.*

4.9	The audited consolidated financial statements of Rocky Mountain Energy Corp. as at and for the financial year ended January 31, 2004 (excluding the comparative financial statements contained therein), together with the notes thereto and the auditors’report thereon (Incorporated by reference to the Registrant’s Form 6-K filed with the SEC on November 8, 2005).

4.10	The revised unaudited consolidated financial statements of Rocky Mountain Energy Corp. as at and for the six months ended July 31, 2004 (excluding the comparative financial statements contained therein), together with the notes thereto respecting such time and period (Incorporated by reference to the Registrant’s Form 6-K filed with the SEC on September 26, 2005).

4.11	The unaudited pro forma consolidated balance sheet of the Trust as at June 30, 2005, the unaudited pro forma consolidated statement of earnings for the Trust for the six months ended June 30, 2005 and the year ended December 31, 2004, together with the notes thereto and the compilation report thereon (Incorporated by reference to the Registrant’s Form 6-K filed with the SEC on November 8, 2005).

4.12	The material change report of the Trust dated February 10, 2005 with respect to (i) agreements entered into with JED Oil Inc. and JMG Exploration, Inc., (ii) the approval of a joint trading policy applicable to service providers to the Trust, JED Oil Inc. and JMG Exploration, Inc., and (iii) the filing of a statement of claim against three former officers (Incorporated by reference to the Registrant's Form 6-K filed with the SEC on November 8, 2005).

4.13	The material change report of the Trust dated March 1, 2005 with respect to the entering into of a letter of intent for the acquisition of Rocky Mountain Gas, Inc. (Incorporated by reference to the Registrant’s Form 6-K filed with the SEC on March 28, 2005).

4.14	The material change report of the Trust dated April 29, 2005 respecting the financing agreement between the Trust and Kingsbridge Capital Limited (Incorporated by reference to the Registrant’s Form 6-K filed with the SEC on April 29, 2005).

4.15	The material change report of the Trust dated June 8, 2005 with respect to the Arrangement and the appointment of a management company and a new Chief Executive Officer and a new Chief Financial Officer (Incorporated by reference to the Registrant’s Form 6-K filed with the SEC on September 23, 2005).

4.16	The material change report of the Trust dated August 24, 2005 with respect to the completion of the Arrangement (Incorporated by reference to the Registrant’s Form 6-K filed with the SEC on September 23, 2005).

4.17	The statement of reserves data and other oil and gas information of High Point Resources Inc. presented on pages 11 to 28 of High Point Resources Inc.‘s renewal annual information form dated March 21, 2005 for the year ended December 31, 2004 (Incorporated by reference to the Registrant’s Form 6-K filed with the SEC on November 8, 2005).

4.18	The recent developments disclosure of High Point Resources Inc. presented on pages 50 to 54 of High Point Resources Inc.‘s information circular and proxy statement dated July 18, 2005 relating to the special meeting of shareholders held on August 16, 2005 (Incorporated by reference to the Registrant’s Form 6-K filed with the SEC on November 8, 2005).

4.19	Report on the Differences between Generally Accepted Accounting Principles in Canada and the United States of America for the unaudited consolidated financial statements of the Trust as at and for the six months ended June 30, 2005.*

4.20	Report on the Differences between Generally Accepted Accounting Principles in Canada and the United States of America for the unaudited consolidated financial statements of High Point Resources Inc. as at and for the six months ended June 30, 2005.*

4.21	Report on the Differences between Generally Accepted Accounting Principles in Canada and the United States of America for the audited consolidated financial statements of Rocky Mountain Energy Corp. as at and for the financial year ended January 31, 2004 and for the revised unaudited consolidated financial statements of Rocky Mountain Energy Corp. as at and for the six months ended July 31, 2004.*

5.1	Consent of KPMG LLP

5.2	Consent of Ernst & Young LLP

5.3	Consent of Deloitte & Touche LLP

5.4	Consent of BDO Dunwoody LLP

5.5	Consent of McDaniel & Associates Ltd.

5.6	Consent of Gilbert Lausten Jung Associates Ltd.

5.7	Consent of Sproule Associates Limited

6.1	Power of Attorney, included as part of signature.

* To be filed by amendment.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process

        Concurrently with the filing of the Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X. Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this registration statement.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Calgary, Alberta, Canada, on November 7, 2005.

Enterra Energy Trust

By: /s/ E. Keith Conrad E. Keith Conrad President and Chief Executive Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of E. Keith Conrad and John Kalman, his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form F-10 and any or all amendments to the above Registration Statements, including post-effective amendments; and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorney-in-fact and agent, acting alone, or the substitutes for such attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ E. Keith Conrad E. Keith Conrad	Chief Executive Officer, President and Director (principal executive officer)	November 7, 2005

/s/ John Kalman John Kalman	Chief Financial Officer (principal executive officer)	November 7, 2005

/s/ Reginald J. Greenslade Reginald J. Greenslade	Chairman of the Board of Director	November 7, 2005

/s/ Herman S. Hartley Herman S. Hartley	Director	November 7, 2005

/s/ Norman Wallace Norman Wallace	Director	November 7, 2005

/s/ William E. Sliney William E. Sliney	Director	November 7, 2005

AUTHORIZED REPRESENTATIVE

             Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, in the capacity of the duly authorized representative of the Registrant in the United States, on November 7, 2005.

Enterra US Acquisitions Inc.

By: /s/ John Kalman
Name: John Kalman Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

4.1	The amended renewal annual information form of the Trust dated May 30, 2005 for the fiscal year ended December 31, 2004 (excluding the Trust’s Business Acquisition Report dated October 22, 2004 incorporated by reference on page 8 of the AIF) (Incorporated by reference to the Registrant’s Form 6-K filed with the SEC on September 23, 2005).

4.2	The information circular – proxy statement of the Trust dated April 29, 2005 relating to the annual and special meeting of Unitholders of the Trust to be held on June 7, 2005, other than the sections entitled “Report on Executive Compensation”, “Composition of the Compensation Committee”, “Investment Performance Graph”, and “Statement of Corporate Governance Practices” (Incorporated by reference to the Registrant’s Form 6-K filed with the SEC on June 10, 2005).

4.3	The amended audited consolidated financial statements of the Trust as at and for the financial year ended December 31, 2004 (including the comparative financial statements for 2003 and 2002 contained therein), together with the notes thereto and the auditors’ reports thereon (Incorporated by reference to the Registrant’s Form 6-K filed with the SEC on November 8, 2005 and the Amendment No. 1 on Form 20–F).

4.4	The amended management’s discussion and analysis of financial condition and results of operations for the annual comparative financial statements referred to in Exhibit 4.3 above (Incorporated by reference to the Registrant’s Form 6-K filed with the SEC on November 8, 2005).

4.5	The unaudited consolidated financial statements of the Trust as at and for the six months ended June 30, 2005 (including the comparative financial statements contained therein), together with the notes thereto respecting such time and period (Incorporated by reference to the Registrant’s Form 6-K filed with the SEC on October 7, 2005).

4.6	The management’s discussion and analysis of financial condition and results of operations for the interim comparative financial statements referred to in exhibit 4.5 (Incorporated by reference to the Registrant’s Form 6-K filed with the SEC on October 7, 2005).

4.7	The restated audited consolidated financial statements of High Point Resources Inc. as at and for the financial years ended December 31, 2004, 2003 and 2002, together with the notes thereto and the auditors’ reports thereon.*

4.8	The unaudited consolidated financial statements of High Point Resources Inc. as at and for the six months ended June 30, 2005, (including the comparative financial statements contained therein) together with the notes thereto respecting such time and period.*

4.9	The audited consolidated financial statements of Rocky Mountain Energy Corp. as at and for the financial year ended January 31, 2004 (excluding the comparative financial statements contained therein), together with the notes thereto and the auditors’report thereon (Incorporated by reference to the Registrant’s Form 6-K filed with the SEC on November 8, 2005).

4.10	The revised unaudited consolidated financial statements of Rocky Mountain Energy Corp. as at and for the six months ended July 31, 2004 (excluding the comparative financial statements contained therein), together with the notes thereto respecting such time and period (Incorporated by reference to the Registrant’s Form 6-K filed with the SEC on September 26, 2005).

4.11	The unaudited pro forma consolidated balance sheet of the Trust as at June 30, 2005, the unaudited pro forma consolidated statement of earnings for the Trust for the six months ended June 30, 2005 and the year ended December 31, 2004, together with the notes thereto and the compilation report thereon (Incorporated by reference to the Registrant’s Form 6-K filed with the SEC on November 8, 2005).

4.12	The material change report of the Trust dated February 10, 2005 with respect to (i) agreements entered into with JED Oil Inc. and JMG Exploration, Inc., (ii) the approval of a joint trading policy applicable to service providers to the Trust, JED Oil Inc. and JMG Exploration, Inc., and (iii) the filing of a statement of claim against three former officers (Incorporated by reference to the Registrant's Form 6-K filed with the SEC on November 8, 2005).

4.13	The material change report of the Trust dated March 1, 2005 with respect to the entering into of a letter of intent for the acquisition of Rocky Mountain Gas, Inc. (Incorporated by reference to the Registrant’s Form 6-K filed with the SEC on March 28, 2005).

4.14	The material change report of the Trust dated April 29, 2005 respecting the financing agreement between the Trust and Kingsbridge Capital Limited (Incorporated by reference to the Registrant’s Form 6-K filed with the SEC on April 29, 2005).

4.15	The material change report of the Trust dated June 8, 2005 with respect to the Arrangement and the appointment of a management company and a new Chief Executive Officer and a new Chief Financial Officer (Incorporated by reference to the Registrant’s Form 6-K filed with the SEC on September 23, 2005).

4.16	The material change report of the Trust dated August 24, 2005 with respect to the completion of the Arrangement (Incorporated by reference to the Registrant’s Form 6-K filed with the SEC on September 23, 2005).

4.17	The statement of reserves data and other oil and gas information of High Point Resources Inc. presented on pages 11 to 28 of High Point Resources Inc.‘s renewal annual information form dated March 21, 2005 for the year ended December 31, 2004 (Incorporated by reference to the Registrant’s Form 6-K filed with the SEC on November 8, 2005).

4.18	The recent developments disclosure of High Point Resources Inc. presented on pages 50 to 54 of High Point Resources Inc.‘s information circular and proxy statement dated July 18, 2005 relating to the special meeting of shareholders held on August 16, 2005 (Incorporated by reference to the Registrant’s Form 6-K filed with the SEC on November 8, 2005).

4.19	Report on the Differences between Generally Accepted Accounting Principles in Canada and the United States of America for the unaudited consolidated financial statements of the Trust as at and for the six months ended June 30, 2005.*

4.20	Report on the Differences between Generally Accepted Accounting Principles in Canada and the United States of America for the unaudited consolidated financial statements of High Point Resources Inc. as at and for the six months ended June 30, 2005.*

4.21	Report on the Differences between Generally Accepted Accounting Principles in Canada and the United States of America for the audited consolidated financial statements of Rocky Mountain Energy Corp. as at and for the financial year ended January 31, 2004 and for the revised unaudited consolidated financial statements of Rocky Mountain Energy Corp. as at and for the six months ended July 31, 2004.*

5.1	Consent of KPMG LLP

5.2	Consent of Ernst & Young LLP

5.3	Consent of Deloitte & Touche LLP

5.4	Consent of BDO Dunwoody LLP

5.5	Consent of McDaniel & Associates Ltd.

5.6	Consent of Gilbert Lausten Jung Associates Ltd.

5.7	Consent of Sproule Associates Limited

6.1	Power of Attorney, included as part of signature.

* To be filed by amendment.